                                                                   Exhibit 10(a)





                              AMENDED AND RESTATED
                    REVOLVING CREDIT AND TERM LOAN AGREEMENT


                                     AMONG


           TIDEWATER INC., TIDEWATER COMPRESSION SERVICE, INC., ET AL
                                 (as Companies)

                        FIRST NATIONAL BANK OF COMMERCE
                           (as Administrative Agent)


                        FIRST NATIONAL BANK OF COMMERCE
                       THE FIRST NATIONAL BANK OF BOSTON
                    TEXAS COMMERCE BANK NATIONAL ASSOCIATION
                                  (as Agents)


                                      and

                        FIRST NATIONAL BANK OF COMMERCE,
                            AMSOUTH BANK OF ALABAMA,
                       THE FIRST NATIONAL BANK OF BOSTON,
                             WHITNEY NATIONAL BANK,
                            HIBERNIA NATIONAL BANK,
                       PREMIER BANK NATIONAL ASSOCIATION
                                      and
                    TEXAS COMMERCE BANK NATIONAL ASSOCIATION
                                  (as Lenders)



                                   __________

                                $250,000,000.00
                                   __________




                           Dated:  November 30, 1994

                               TABLE OF CONTENTS

                                                             Page No.
                                                             --------
Introduction......................................              1

Section 1.  Commitment of Lenders.................              2
   1.1  Credit Facility...........................              2
   1.2  Borrowing Procedure Under the Credit
          Facility................................              3
   1.3  Compression Term Loan.....................              3
   1.4  Use of Proceeds...........................              4

Section 2.  Promissory Notes; Guaranty............              4
   2.1  Line of Credit Notes......................              4
   2.2  Working Capital Term Notes................              4
   2.3  Compression Term Notes....................              5

Section 3.  Interest and Fees.....................              5
   3.1  Interest - Line of Credit.................              5
   3.2  Interest - Working Capital Term Loan......              6
   3.3  Interest - Compression Term Loan..........              6
   3.4  Interest - Administrative Agent's
          Determination...........................              7
   3.5  Payment Dates; Late Payment...............             10
   3.6  Commitment Fee; Facility Fee;
          Agents' Fee.............................             11
   3.7  Method of Calculating Interest and Fees...             12

Section 4.  Payments, Reduction or Termination of
            the Credit and Prepayments............             12
   4.1  Place of Payment..........................             12
   4.2  Reduction of Credit under the Line of
          Credit; Prepayments.....................             12
   4.3  Prepayments of Term Notes.................             13
   4.4  Pro Rata Payments.........................             13

Section 5.  Representations and Warranties of
            the Companies.........................             13
   5.1  Corporate Existence.......................             13
   5.2  Authorization; Validity...................             14
   5.3  Conflicting Agreements and Other Matters..             14
   5.4  Financial Statements......................             14
   5.5  Litigation and Contingent Liabilities.....             15
   5.6  Outstanding Debt..........................             15
   5.7  Title to Properties.......................             15
   5.8  Purpose...................................             16
   5.9  Margin Stock..............................             16
  5.10  ERISA.....................................             16
  5.11  Consents..................................             16





                                      (i)

  5.12  Tax Returns; Taxes........................             17
  5.13  Compliance with Laws......................             17
  5.14  Foreign Assets Control Regulations........             17
  5.15  Disclosure................................             17
  5.16  Environmental Matters.....................             18

Section 6.  Covenants of the Companies............             18
   6.1  Financial Statements......................             18
   6.2  Inspection of Property....................             22
   6.3  Covenant to Secure Notes Equally..........             22
   6.4  Guaranteed or Collateralized Obligations..             22
   6.5  Maintenance of Insurance..................             23
   6.6  Maintenance of Corporate Existence/
          Compliance with Law/Preservation
          of Property.............................             23
   6.7  Compliance with Environmental Laws........             23
   6.8  Consolidated Current Assets Requirement...             24
   6.9  Dividend, Payment, Redemption and Other
          Limitations.............................             24
  6.10  Liens, Debt and Other Restrictions........             25
  6.11  Stock Transactions by Subsidiaries........             30
  6.12  ERISA.....................................             30
  6.13  Federal Reserve Regulations, etc..........             30
  6.14  Environmental Matters.....................             31
  6.15  Taxes.....................................             31

Section 7.  Conditions Precedent to Credit
            Facility Advances.....................             31
   7.1  Default...................................             31
   7.2  Representations and Warranties............             31

Section 8.  Conditions Precedent to the Credit....             31
   8.1  Resolutions of the Companies..............             31
   8.2  Organization Documents; Good Standing.....             32
   8.3  Incumbency................................             32
   8.4  Officer's Certificate.....................             32
   8.5  Notes.....................................             33
   8.6  Opinion...................................             33

Section 9.  Events of Default; Remedies; Set Offs.             33
   9.1  Events of Default.........................             33
   9.2  Remedies..................................             35
   9.3  Waiver of Set-Offs........................             36

Section 10. The Agents............................             37
  10.1  Appointment and Authorization.............             37
  10.2  Agents' Reliance..........................             37
  10.3  Acts by Administrative Agent
          after Default, etc......................             38
  10.4  Lender Credit Decision....................             38





                                      (ii)

  10.5  Agents....................................             39
  10.6  Assignments and Participations............             39

Section 11.  General..............................             40
  11.1  Definitions...............................             40
  11.2  Financial Terms...........................             52
  11.3  Delay.....................................             52
  11.4  Notices...................................             52
  11.5  Costs, Expenses and Taxes.................             54
  11.6  Severability..............................             55
  11.7  Counterparts..............................             55
  11.8  Law.......................................             55
  11.9  Successors................................             56
 11.10  Singular and Plural.......................             56
 11.11  Amendments................................             56
 11.12  Entire Agreement..........................             56

Signatures........................................             57


Exhibit A                    List of Domestic Subsidiaries
Exhibit B                    Form of Line of Credit Note
Exhibit C                    Form of Working Capital Term Note
Exhibit D                    Form of Compression Term Note
Exhibit E                    Form of Assignment and Acceptance

Schedule 1                   Intentionally Omitted
Schedule 2                   List of Liens pursuant to
                               Section 6.10(a)(iv) and (v)
Schedule 3                   Intentionally Omitted
Schedule 4                   List of Permitted Transactions
                               pursuant to Section 6.10(d)
Schedule 5                   List of Debt pursuant to
                               Section 5.6
Schedule 6                   Intentionally Omitted
Schedule 7                   List of Environmental Matters
                               pursuant to Section 5.16





                                     (iii)

                              AMENDED AND RESTATED
                    REVOLVING CREDIT AND TERM LOAN AGREEMENT


         THIS AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT (the "Agreement") dated the 30th day of November, 1994, by and among Tidewater Inc., a Delaware corporation (the "Company"), Tidewater Compression Service, Inc., a Texas corporation ("Compression"), the Domestic Subsidiaries (as hereinafter defined and including Compression) of the Company named on Exhibit "A", attached hereto and made a part hereof, the respective state of incorporation of each of which Domestic Subsidiaries being set forth opposite its name and which Domestic Subsidiaries constitute all of the Domestic Subsidiaries of the Company (herein together with the Company and including Compression called the "Companies"), and First National Bank of Commerce, a national banking association, as administrative agent (the "Administrative Agent"), First National Bank of Commerce, The First National Bank of Boston and Texas Commerce Bank National Association, as agents (the "Agents"), and First National Bank of Commerce, AmSouth Bank of Alabama, The First National Bank of Boston, Whitney National Bank, Hibernia National Bank, Premier Bank National Association and Texas Commerce Bank National Association (the "Lenders").


                                    RECITALS

         A. Pursuant to an Amended and Restated Revolving Credit and Term Loan Agreement dated February 23, 1994 (the "Existing Loan Agreement"), the Companies and the Lenders have heretofore entered into an agreement to provide for line of credit advances up to the aggregate principal amount of $130,000,000 through September 30, 1995, after which the line of credit converts to a four-year term loan.

         B. The Companies wish (i) to extend the maturity date of the line of credit to September 30, 1996, after which the line of credit converts to a four-year term loan, and (ii) obtain a new term loan to Compression in the aggregate principal amount of $120,000,000. In order to do so, the Agents have arranged for the existing Lenders to increase the amount of their respective commitments. The Companies and the Lenders wish to provide for the foregoing pursuant to this amendment and restatement of the Existing Loan Agreement.


                                   AGREEMENT

         NOW, THEREFORE, for and in consideration of the mutual covenants, agreements and undertakings herein contained, Lenders and the Companies hereby agree to amend and restate the Existing Loan Agreement as follows:

         Section 1. Commitment of Lenders. Subject to the terms and conditions hereof, each Lender severally agrees to make a loan to the Companies, on the terms and conditions set forth in this Agreement, in the following aggregate principal amount (the "Commitments"):

                                                           Compression
                                      Line of Credit        Term Loan
         Lender                     Maximum Commitment      Commitment
         ------                     ------------------      ----------
         First National Bank           $ 23,400,000       $ 21,600,000
         of Commerce

         The First National              23,400,000         21,600,000
         Bank of Boston

         Texas Commerce Bank             23,400,000         21,600,000
         National Association

         AmSouth Bank of Alabama         18,200,000         16,800,000

         Whitney National Bank           15,600,000         14,400,000

         Hibernia National Bank          13,000,000         12,000,000

         Premier Bank National           13,000,000         12,000,000
         Association
                                       ------------       ------------

         Total                         $130,000,000       $120,000,000
                                       ============       ============

         1.1 Credit Facility. The Lenders shall establish a revolving line of credit (the "Line of Credit") which may be drawn upon by the Companies on any Business Day during the period from the date hereof until and including September 30, 1996, in such amounts (but not less than $5,000,000 per Credit Facility Advance and above $5,000,000 in even multiples of $1,000,000) as the Companies may from time to time request (individually, a "Credit Facility Advance" and, collectively, the "Credit Facility Advances"), but not exceeding the Line of Credit Commitments (the "Credit Facility"), which amount outstanding under said Line of Credit as of the close of business on September 30, 1996, shall then convert on the following day to a four (4) year term loan (the "Working Capital Term Loan") with principal payable quarterly on a four
(4) year amortization schedule. The Credit available to the Companies from time to time under the Line of Credit within the Credit

Facility shall be reduced by the aggregate of the face amount of any and all unpaid Credit Facility Advances made by the Lenders to the Companies pursuant to this Agreement and shall constitute the "Unused Credit Facility Credit." Irrespective of the Company or Companies who directly or indirectly receive the amounts funded on Credit Facility Advances, each of the Companies shall be liable jointly and severally and solidarily to the Lenders for all amounts outstanding from time to time under the Credit Facility.

         1.2 Borrowing Procedure Under the Credit Facility. Credit Facility Advances shall be made as follows: (i) in the case of a Prime Rate Advance, on notice from the Company to the Administrative Agent received by the Administrative Agent no later than 10:00 A.M. (Central time) on the date of such proposed Credit Facility Advance, specifying the amount thereof; and (ii) in the case of a LIBO Rate Advance, on notice from the Company to the Administrative Agent at least three (3) Business Days prior to the date of such proposed Credit Facility Advance. The Administrative Agent will use its best efforts to give telephone notice of a proposed Credit Facility Advance on the same day such notice is received by the Administrative Agent from the Company. Not later than 2:00 P.M. (Central time) on the date of such Credit Facility Advance and upon fulfillment of the applicable conditions set forth in Section 7, the Lenders will make such Credit Facility Advance available to the Administrative Agent, which shall make such total Credit Facility Advance available to the Company in same day funds at the Administrative Agent's office at 210 Baronne Street, New Orleans, Louisiana. The request for a Credit Facility Advance shall constitute a certification by the Companies that all of the representations and warranties contained in Section 5 are true and correct as of the date of such request. Subject to the provisions of Section 9.2 hereof, the Lenders shall be obligated to fund Credit Facility Advances in proportion to their Commitments. The obligations of the Lenders under this Agreement shall be separate and several and not joint and several or solidary; none of the Lenders shall be responsible or liable for the acts or omissions of any of the other Lenders.

         1.3 Compression Term Loan. The Lenders shall make a seven (7) year term loan to Compression (the "Compression Term Loan") in an amount not to exceed the Compression Term Loan Commitments with principal payable quarterly. Inasmuch as Compression will receive all of the amounts funded on the Compression Term Loan, each of the other Companies hereby irrevocably guarantees, jointly and severally and solidarily with Compression and with each of the other Companies, all amounts outstanding from time to time under the Compression Term Loan. Each of the Companies (other than Compression) hereby agrees that its guaranty obligations hereunder shall be absolute and unconditional and shall be unaffected by any failure to enforce the provisions of this Agreement or any of the

Compression Term Notes, any waiver, modification or indulgence granted by the Lenders to the Company with respect thereto, or any other circumstances which might otherwise constitute a legal or equitable discharge of a surety or guarantor. The Companies (other than Compression) hereby waive diligence, presentment, filing of claims with the Court in the event of a merger or bankruptcy of Compression, any right to require proceeding first against Compression, the benefit of discussion, protest or notice with respect to the indebtedness under the Compression Term Notes and all demands whatsoever. The Companies (other than Compression) further agree that they shall not be entitled to, and hereby irrevocably waive, any right of subrogation in relation to the Lenders for so long as any portion of the Compression Term Loan remains unpaid.

         1.4 Use of Proceeds. The Companies shall use the proceeds of the Credit Facility and Working Capital Term Loan only for general corporate purposes not inconsistent with the provisions of this Agreement, including the acquisition of the gas compression division of Halliburton Company. Compression shall use the proceeds of the Compression Term Loan only for the acquisition of the gas compression division of Halliburton Company.


         Section 2.  Promissory Notes; Guaranty.

         2.1 Line of Credit Notes. The Credit Facility shall be evidenced by promissory notes of the Companies, each in the form of Exhibit "B" to this Agreement, dated the date of this Agreement, and payable to each Lender respectively (together with any and all renewals, extensions, rearrangements and/or modifications thereof, the "Line of Credit Notes"), in the amount of the Lenders' respective maximum Line of Credit Commitments, with appropriate insertions, and payable in full on September 30, 1996.

         2.2 Working Capital Term Notes. The Working Capital Term Loan shall be evidenced by promissory notes of the Companies in the form of Exhibit "C" to this Agreement, dated October 1, 1996, payable to the order of each Lender respectively (together with any and all renewals, extensions, rearrangements and/or modifications thereof, the "Working Capital Term Notes"), in the Lenders' respective proportionate amount of the Working Capital Term Loan, with appropriate insertions, and payable in full on September 30, 2000. The Working Capital Term Notes shall provide for payment of quarterly installments of principal in an amount equal to one-sixteenth (1/16th) of the initial principal balance thereof. Once the Working Capital Term Loan is initially funded, the Lenders shall not fund any additional Credit Facility Advances under the Working Capital Term Loan.

         2.3 Compression Term Notes. The Compression Term Loan shall be evidenced by promissory notes of Compression in the form of Exhibit "D" to this Agreement, dated the date on which the Compression Term Loan is funded, payable to the order of each Lender respectively (together with any and all renewals, extensions, rearrangements and/or modifications thereof, the "Compression Term Notes"), in the Lenders' respective Compression Term Loan Commitments. The Compression Term Notes shall provide for payment of quarterly installments of principal in the aggregate amount of $3,000,000 for the first twenty-seven (27) quarters after the date of the Compression Term Notes, with the balance of all principal due at maturity on the last day of the twenty-eighth (28th) quarter after the date of the Compression Term Notes.


         Section 3.  Interest and Fees.

         3.1 Interest - Line of Credit. The unpaid principal of the Line of Credit Notes shall bear interest at one (or both) of the following interest rates, at the Company's option: (i) Prime Rate plus three-eighths of one percent (0.375%) or (ii) LIBO Rate plus one and one-half percent (1.50%); provided, however, if and for as long as the Company's Senior Debt maintains an investment grade indicative long-term rating by Moody's Investor Services, Inc. (currently Baa3 or better) and an investment grade indicative senior credit rating by Standard & Poor's (currently BBB- or better), the interest rate on the Line of Credit shall be one (or both) of the following interest rates, at the Company's option: (i) Prime Rate plus three-eighths of one percent (0.375%) or (ii) LIBO Rate plus one and one-quarter percent (1.25%). The Company shall select the interest rate applicable to each Tranche at the time of funding each Credit Facility Advance, and the selected interest rate shall continue as to said Tranche until changed in accordance with the following.
The Company shall notify the Administrative Agent of the Company's desire to change the interest rate on Credit Facility Advances (or any portion thereof) not less than three (3) Business Days prior to the date on which such change shall be effective. The Company may change from Prime Rate Advances to LIBO Rate Advances at any time without payment of premium or penalty, but the Company may change from LIBO Rate Advances to Prime Rate Advances only as of the last day of a LIBOR Interest Period without payment of premium or penalty. In the absence of any specific rate election by the Company, the Line of Credit Notes shall bear interest at the Prime Rate plus three-eighths of one percent (0.375%). Not more than twelve (12) Line of Credit LIBO Rate Tranches shall be permitted at any time, and no Line of Credit Tranche may have a principal amount of less than $1,000,000. Each Tranche shall be proportionately the same on each Line of Credit Note.

         3.2 Interest - Working Capital Term Loan. The unpaid principal of the Working Capital Term Notes shall bear interest at one (or both) of the following interest rates, at the Company's option: (i) Prime Rate plus three-eighths of one percent (0.375%) or (ii) LIBO Rate plus one and one-half percent (1.50%); provided, however, if and for as long as the Company's Senior Debt maintains an investment grade indicative long-term rating by Moody's Investor Services, Inc. (currently Baa3 or better) and an investment grade indicative senior credit rating by Standard & Poor's (currently BBB- or better), the interest rate on the Working Capital Term Loan shall be one (or both) of the following interest rates, at the Company's option: (i) Prime Rate plus three-eighths of one percent (0.375%) or (ii) LIBO Rate plus one and one-quarter percent (1.25%). The Company shall notify the Administrative Agent of the Company's desire to change the interest rate on the Working Capital Term Notes (or any portion thereof) not less than three (3) Business Days prior to the date on which such change shall be effective. The Company may change from Prime Rate Advances to LIBO Rate Advances at any time without payment of premium or penalty, but the Company may change from LIBO Rate Advances to Prime Rate Advances only as of the last day of a LIBOR Interest Period without payment of premium or penalty. In the absence of any specific interest rate election by the Company, the Working Capital Term Notes shall bear interest at the Prime Rate plus three-eighths of one percent (0.375%). Not more than two
(2) Working Capital Term Loan LIBO Rate Tranches shall be permitted at any time, and no Working Capital Term Loan Tranche may have a principal amount of less than $1,000,000. Each Tranche shall be proportionately the same on each Working Capital Term Note.

         3.3 Interest - Compression Term Loan. The unpaid principal of the Compression Term Notes shall bear interest at one (or both) of the following interest rates, at the Company's option: (i) Prime Rate plus three-eighths of one percent (0.375%) or (ii) LIBO Rate plus one and one-half percent (1.50%); provided, however, if and for as long as the Company's Senior Debt maintains an investment grade indicative long-term rating by Moody's Investor Services, Inc. (currently Baa3 or better) and an investment grade indicative senior credit rating by Standard & Poor's (currently BBB- or better), the interest rate on the Compression Term Loan shall be one (or both) of the following interest rates, at the Company's option: (i) Prime Rate plus three-eighths of one percent (0.375%) or (ii) LIBO Rate plus one and one-quarter percent (1.25%). The Company shall notify the Administrative Agent of the Company's desire to change the interest rate on the Compression Term Notes (or any portion thereof) not less than three (3) Business Days prior to the date on which such change shall be effective. The Company may change from Prime Rate Advances to LIBO Rate Advances at any time without payment of premium or penalty, but the Company may change from LIBO Rate Advances to Prime Rate

Advances only as of the last day of a LIBOR Interest Period without payment of premium or penalty. In the absence of any specific interest rate election by the Company, the Compression Term Notes shall bear interest at the Prime Rate plus three-eighths of one percent (0.375%). Not more than two (2) Compression Term Loan LIBO Rate Tranches shall be permitted at any time, and no Compression Term Loan Tranche may have a principal amount of less than $1,000,000. Each Tranche shall be proportionately the same on each Compression Term Note.

         3.4 Interest - Administrative Agent's Determination. (a) The Administrative Agent shall determine the amount of interest payable on each Tranche, and its determination shall be conclusive in the absence of manifest error. The Administrative Agent shall endeavor to notify the Company of the amount of any interest payment prior to the date on which an interest payment is due: provided that the failure of the Administrative Agent to provide such notice shall not affect the Companies' obligation to pay interest on such date.

         (b) If the Administrative Agent gives notice to the Company that no LIBO Rate is quoted to the Administrative Agent for the applicable LIBOR Interest Period or in the applicable amounts, then (i) the obligation of the Lenders to make a LIBO Rate Advance and the ability of the Company to select the LIBO Rate for a Tranche shall be suspended, and (ii) the Companies shall either prepay all LIBO Rate Tranches for which an interest rate is to be determined on such date or the Notes shall thereafter bear interest at the Prime Rate plus three-eighths of one percent (0.375%).

         (c) If any applicable domestic or foreign law, treaty, rule or regulation (whether now in effect or hereinafter enacted or promulgated, including Regulation D of the Board of Governors of the Federal Reserve System) or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law):

                 (i) changes the basis of taxation of payments to the Lenders of any principal, interest, or other amounts attributable to any LIBO Rate Tranche (other than taxes imposed on the overall net income of the Lenders or any lending office of the Lenders by any jurisdiction in which the Lenders or any such lending office is located);

                 (ii) changes, imposes, modifies, applies or deems applicable any reserve, special deposit, insurance assessments or similar requirements in respect of any such LIBO Rate Tranche (excluding those for which the Lenders are fully compensated pursuant to adjustments made in the definition of LIBO Rate) or against assets of, deposits with or for the account of, or credit extended by, the Lenders; or

                 (iii) imposes on the Lenders or the interbank eurocurrency deposit and transfer market any other condition affecting any such LIBO Rate Tranche,

and the result of any of the foregoing is to increase the cost to the Lenders of funding or maintaining any such LIBO Rate Tranche (other than costs for which the Lenders are fully compensated pursuant to adjustments made in the definition of LIBO Rate) or to reduce the amount of any sum receivable by the Lenders in respect of any such LIBO Rate Tranche by an amount deemed by the Lenders to be material, then the Administrative Agent shall promptly notify the Companies in writing (such writing including the necessary calculations in reasonable detail) of the happening of such event and the Companies shall upon demand pay to the Lenders such additional amount or amounts as will compensate the Lenders for such additional cost or reduction accrued as of the time of such notice and thereafter, the Companies may either continue to pay to the Lenders such additional amount as will compensate the Lenders for the additional cost or reduction of LIBO Rate Tranches, or the Companies may elect, by giving to the Administrative Agent not less than three Business Days' notice, to change the interest rate applicable to such Tranche from the LIBO Rate to the Prime Rate plus three-eighths of one percent (0.375%).

         (d) Notwithstanding any other provision hereof, if any change in applicable laws, treaties, rules or regulations or in the interpretation or administration thereof of or in any jurisdiction whatsoever, domestic or foreign, shall make it unlawful or impracticable for the Lenders to maintain LIBO Rate Tranches bearing interest at the LIBO Rate, or shall materially restrict the authority of the Lenders to purchase, sell or take certificates of deposit or offshore deposits of dollars, then all LIBO Rate Tranches which are then outstanding and which cannot lawfully or practicably be maintained shall immediately cease to bear interest at the LIBO Rate and shall commence to bear interest at the Prime Rate plus three-eighths of one percent (0.375%). The Companies agree to indemnify the Lenders and hold them harmless against all costs, expenses, claims, penalties, liabilities and damages which may result from any such change in law, treaty, rule, regulation, interpretation or administration, arising out of or in connection with this Agreement and the Loans.

         (e) The Companies will indemnify the Lenders against, and reimburse each Lender on demand for, any loss or expense incurred or sustained by the Lenders (including without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lenders to fund or maintain

LIBO Rate Tranches) as a result of (i) any payment or prepayment (whether authorized or required hereunder or otherwise) of all or a portion of any such Tranche on a day other than the day on which the applicable LIBOR Interest Period ends, (ii) any payment or prepayment, whether required hereunder or otherwise, of LIBO Rate Tranches made after the delivery, but before the effective date, of an election to have the LIBO Rate apply to a LIBO Rate Tranche, if such payment or prepayment prevents such election from becoming fully effective, or (iii) the failure of any LIBO Rate Tranche to be made by the Lenders or of any such election to become effective due to any condition precedent to a LIBO Rate Tranche not being satisfied or due to any other action or inaction of the Companies. For purposes of this Subsection, funding losses arising by reason of liquidation or reemployment of deposits or other funds acquired by the Lenders to fund or maintain LIBO Rate Tranches shall be calculated as (A) the remainder, if a positive number, obtained by subtracting
(1) the yield (reflecting both stated interest rate and discount, if any) to maturity of obligations of the United States Treasury as determined by the Administrative Agent in an amount equal or comparable to such advance for the period of time commencing on the date of the payment, prepayment or change of rate as provided above and ending on the last day of the subject LIBOR Interest Period, from (2) the LIBO Rate of the subject LIBOR Interest Period, (B) times the number of days from the date of payment, prepayment or change of rate to the last day of the LIBOR Interest Period, divided by 360, (C) times the amount of the applicable LIBO Rate Tranche. Any payment due under this section will be paid to the Administrative Agent within five days after the Administrative Agent delivers to the Company a certificate setting forth in reasonable detail the amount of such payment, which certificate shall be conclusive in the absence of manifest error.

         (f)     The Companies covenant and agree that:

                 (i) The Companies will pay, when due and on an after-tax basis, all present and future income, stamp and other taxes, levies, costs and charges whatsoever imposed, assessed, levied or collected on or in respect of any LIBO Rate Tranche (other than taxes, levies, costs or charges imposed on or measured by the overall net income of the Lenders, or any lending office of the Lenders by any jurisdiction in which the Lenders or any such lending office is located) (all such non-excluded taxes, levies, costs and charges being collectively called "Reimbursable Taxes"). Promptly after the date on which payment of any Reimbursable Taxes is due pursuant to applicable law, the Companies will, at the request of the Administrative Agent, furnish to the Lenders evidence in form and substance satisfactory to the Lenders that the Companies have met their obligation under this subsection.

                 (ii) The Companies will indemnify the Administrative Agent and the Lenders against, and reimburse the Administrative Agent and the Lenders on demand for, any Reimbursable Taxes paid by the Administrative Agent and the Lenders and any loss, liability, claim or expense, including interest, penalties and legal fees, that the Administrative Agent and the Lenders may incur at any time arising out of or in connection with the failure of the Companies to make any payment of Reimbursable Taxes when due. Any payment due under this subsection will be paid to the Administrative Agent within five days after demand therefor by the Administrative Agent.

                 (iii) All payments on account of the principal of, and interest on, LIBO Rate Tranches and all other amounts payable by the Companies to the Lenders hereunder shall be made free and clear of and without reduction by reason of any Reimbursable Taxes.

                 (iv) If the Companies are ever required to pay any Reimbursable Taxes with respect to any LIBO Rate Tranches, the Companies may elect, by giving to the Administrative Agent not less than three (3) Business Days' notice, to change the interest rate applicable to any such advance from the LIBO Rate to the Prime Rate plus three-eighths of one percent (0.375%), but such election shall not diminish the Companies' obligation to pay all Reimbursable Taxes theretofore imposed, assessed, levied or collected.

         (g) If any applicable law or regulation, or the action of any applicable regulatory requirement increases the reserves or capital required for the Credit, the Administrative Agent shall promptly deliver a certificate to the Company specifying in reasonable detail the additional amount as will compensate the Lenders for the additional costs, which certificate shall be conclusive in the absence of manifest error. The Companies shall pay the amount specified in such certificate promptly upon receipt.

         3.5 Payment Dates; Late Payment. Interest on Prime Rate Advances under any of the Loans shall be payable quarterly in arrears on the last day of each March, June, September and December, beginning December 31, 1994; interest on LIBO Rate Advances shall be payable on the last day of each LIBOR Interest Period (1 month, 3 months or 6 months), and in the case of 6-month LIBOR Interest Periods, also at the end of the first 3 months thereof. Interest after maturity of the Notes for any reason whatsoever shall be increased to the Prime Rate plus three percent (3%) and shall be payable on demand. Principal on the Line of Credit Notes shall be payable on September 30, 1996. Principal on the Working Capital Term Loan shall be payable in 16 equal successive quarterly installments, each equal to 1/16th of the outstanding principal balance of the Line of Credit on September 30, 1996, beginning December 31, 1996; the balance of all outstanding principal and accrued but unpaid interest shall be payable at maturity on September 30, 2000. Principal on the Compression Term Loan shall be payable in 27 equal successive quarterly installments, each in the amount of $3,000,000, beginning March 31, 1995; the balance of all outstanding principal and accrued but unpaid interest shall be payable at maturity on December 31, 2001. Principal payments under each respective Loan shall be allocated first to Prime Rate Tranches, then to LIBO Rate Tranches having a LIBOR Interest Period ending on the quarterly installment payment date, and then to LIBO Rate Tranches having a LIBOR Interest Period ending subsequent to the quarterly installment payment date (in which case the Companies shall pay any loss or expense incurred or sustained by the Lenders as specified in Section 3.4(e) hereof).

         3.6     Commitment Fee; Facility Fee; Agents' Fee.

         (a) A commitment fee of $150,000 (one-eighth of one percent (0.125%) of the Compression Term Loan Commitments of $120 million) shall be payable by the Companies to the Administrative Agent who shall pay said commitment fee to the Lenders on the date of this Agreement, as follows:

                 First National Bank of Commerce                    $ 25,000
                 The First National Bank of Boston                    31,250
                 Texas Commerce Bank National Association             37,500
                 AmSouth Bank of Alabama                              18,750
                 Whitney National Bank                                12,500
                 Hibernia National Bank                               12,500
                 Premier Bank National Association                    12,500
                                                                    --------

                 Total                                              $150,000

         (b) A facility fee equal to three-eighths of one percent (0.375%) per annum on the average Unused Credit Facility Credit shall be payable by the Companies quarterly in arrears on the last day of each March, June, September and December, beginning December 31, 1994 through and including September 30, 1996; provided, that if the average Unused Credit Facility Credit during any quarter is less than $65,000,000, the facility fee shall be reduced to one-fourth of one percent (0.250%) per annum on the average Unused Credit Facility Credit for that quarter.

         (c) An Agents' fee for the Credit Facility and Compression Term Loan of $75,000 per year shall be payable by the Companies to the Agents (which shall be shared equally and retained by the Agents) in advance on the date of this Agreement and each succeeding anniversary date hereof until the Loans are paid in full and this Agreement is terminated. If the Compression Term Loan is repaid in full, the annual Agents' fee shall thereafter be $40,000 per year beginning on the anniversary date of this Agreement next occurring after the date of such repayment in full.

         3.7 Method of Calculating Interest and Fees. Interest and the facility fee shall be computed on the basis of a year consisting of 360 days and a month consisting of 30 days and paid for actual days elapsed.


         Section 4. Payments, Reduction or Termination of the Credit and Prepayments.

         4.1 Place of Payment. All payments hereunder (including payments of interest, principal and fees with respect to the Line of Credit Notes and the Term Notes) shall be made by the Companies to the Administrative Agent in immediately available funds, prior to 1:00 p.m. (Central time) at its offices at 210 Baronne Street, New Orleans, Louisiana 70112, or at such other place as may be designated by Administrative Agent to the Companies in writing. Any payment received after 1:00 p.m. (Central time) shall be deemed received on the next Business Day. Whenever any payment to be made hereunder or under the Line of Credit Notes or the Term Notes fall on a date other than a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall be included in the computation of payment of interest or any fees.

         4.2     Reduction of Credit under the Line of Credit; Prepayments.
(a) The Companies may from time to time (in the case of Prime Rate Tranches) or at the end of any LIBOR Interest Period (in the case of LIBO Rate Tranches), upon at least three (3) Business Days's prior telephonic notice (confirmed in writing) to Administrative Agent, permanently reduce the amount of the Commitments available under the Line of Credit (which Commitments shall be reduced proportionately by the Lenders), but only upon payment of the outstanding principal amount of the Line of Credit Notes in excess of the then reduced amount of the Commitments available under the Line of Credit. Any such reduction shall be in an amount of $10,000,000.00 or an integral multiple thereof. The Companies may at any time (in the case of Prime Rate Tranches) or at the end of any LIBOR Interest Period (in the case of LIBO Rate Tranches), on like notice, terminate the Commitments available under the Line of Credit upon payment in full of the Line of Credit Notes and other liabilities of the Companies hereunder (excluding the Compression Term Loan). In the case of either a reduction or termination of the Commitments, the Companies shall thereafter have no right to increase or restore the Commitments.

         (b) The Companies may from time to time (in the case of Prime Rate Tranches) or at the end of any LIBOR Interest Period (in the case of LIBO Rate Tranches) prepay the principal of the Line of Credit Notes in whole or in part without premium; provided, however, any partial prepayment of principal shall be in an amount of $1,000,000.00 or any integral multiple thereof. Any prepayment of the principal of the Line of Credit Note shall include accrued interest to the date of prepayment on the principal amount being prepaid.

         4.3 Prepayments of Term Notes. The Companies may from time to time (in the case of Prime Rate Tranches) or at the end of any LIBOR Interest Period (in the case of LIBO Rate Tranches), upon at least one Business Day's prior telephonic notice (confirmed in writing) to the Administrative Agent, prepay the principal of the Term Notes in whole or in part without premium; provided, however, any partial prepayment of principal shall be in an amount of $1,000,000.00 or an integral multiple thereof. Any prepayment of the principal of the Term Notes shall include accrued interest to the date of prepayment on the principal amount being prepaid. All prepayments when made shall be applied to unpaid installments of principal in the inverse order of maturity. All prepayments shall be in addition to and not in lieu of, and shall not relieve the Companies from the obligation to pay, scheduled installments of principal in accordance with the Term Notes.

         4.4 Pro Rata Payments. All payments and prepayments of principal, interest, fees (except the Agents' fee described in Section 3.6(c) hereof) and other amounts paid by the Companies to the Administrative Agent from time to time under this Agreement shall be promptly wired by the Administrative Agent to the Lenders in proportion to their Commitments.


         Section 5.  Representations and Warranties of the Companies.

         The Companies represent and warrant to the Lenders that:

         5.1 Corporate Existence. Each of the Companies is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and is duly qualified and in good standing in all jurisdictions wherein the property it owns or the business it transacts make such qualification necessary as a foreign corporation, except where the failure to so qualify would not materially impair the ability of the Company or any of its Subsidiaries to operate its business or own its assets; and each of the Companies has and will continue to have all necessary corporate power and authority to acquire, own and hold the property and all other properties it purports to own and hold and to carry on its business as now conducted. The Domestic Subsidiaries listed on Exhibit "A" attached hereto constitute all of the Domestic Subsidiaries of the Company.

         5.2 Authorization; Validity. Each of the Companies is and/or has been duly authorized to execute and deliver this Agreement, the Line of Credit Notes and the Term Notes and is and will continue to be duly authorized to borrow monies hereunder and to perform its obligations under this Agreement, the Line of Credit Notes and the Term Notes, as the case may be. This Agreement, the Line of Credit Notes and the Term Notes, as executed and when delivered, shall constitute the legal, valid and binding obligations of each of the Companies, enforceable in accordance with their respective terms.

         5.3 Conflicting Agreements and Other Matters. Neither the Company nor any of its Subsidiaries is a party to any contract or agreement or subject to any charter or other corporate restriction which materially and adversely affects the business, property, assets, or financial condition of the Company and its Subsidiaries, taken as a whole. Neither the execution nor delivery of this Agreement or the Notes, nor fulfillment of nor compliance with the terms and provisions hereof and of the Notes will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, the charter or by-laws of the Company or any of its Subsidiaries, any award of any arbitrator or any agreement (including any agreement with stockholders) or instrument to which the Company or any of its Subsidiaries is now a party, or result in the creation of any Lien on any property or assets of the Company or any of its Subsidiaries, or constitute a violation of any law, statute, rule, regulation, order, judgment or decree to which the Company or any of its Subsidiaries is subject. Neither the Company nor any of its Subsidiaries is a party to, or otherwise subject to any provision contained in, any instrument evidencing indebtedness of the Company or such Subsidiary, any agreement relating thereto or any other contract or agreement (including its charter) which (i) limits the amount of, or otherwise imposes restrictions on the incurring of, Debt of the Companies of the type to be evidenced by the Credit, or (ii) which imposes restrictions on the granting of Liens by the Companies on otherwise unencumbered assets of the Companies as security for the Credit.

         5.4 Financial Statements. The Company has furnished the Lenders with the consolidated balance sheets of the Company and its Subsidiaries as at fiscal year end in each of the years 1992 through 1994, inclusive, and for the six-month period ending September 30, 1994 and a consolidated statement of income and statement of cash flows for each such fiscal year and such six-month period, all identified by a principal financial officer of such Company and all (other than any financial information for such six-month period) certified by KPMG Peat Marwick LLP (or its predecessor). Such financial statements (including any related schedules and/or notes) are true and correct in all material respects (subject, as to interim statements, to changes resulting from audits and normal year-end adjustments) and have been prepared in accordance with generally accepted accounting principles, and, unless otherwise set forth therein, consistently followed throughout the periods involved and show all liabilities, direct and contingent, of the Company and its Subsidiaries required to be shown in accordance with such principles. The balance sheets fairly present the condition of the Company and its Subsidiaries as at the dates thereof, and the related statements of earnings, stockholders' equity and cash flows fairly present the results of the operations of the Company and its Subsidiaries for the periods indicated. There has been no material adverse change in the business, condition or operations (financial or otherwise) of the Company and its Subsidiaries taken as a whole, since September 30, 1994.

         5.5 Litigation and Contingent Liabilities. No litigation or governmental proceedings are pending or threatened against the Company or any of its Subsidiaries, the results of which are likely to materially adversely affect the financial condition or operations of the Company and its Subsidiaries on a consolidated basis, except as provided for or disclosed in the financial statements referred to in Section 5.4 hereof. Other than any liability incident to such litigation or proceedings provided for or disclosed in the financial statements referred to in Section 5.4 hereof, or any other material contingent liabilities provided for or disclosed in the financial statements referred to in Section 5.4 hereof, the Company and its Subsidiaries, on a consolidated basis, do not have any material contingent liabilities.

         5.6 Outstanding Debt. Neither the Company nor any of its Subsidiaries has outstanding any Debt except as permitted by Section 6.10(b) and as set forth on Schedule 5 attached hereto and made a part hereof. There exists no default under the provisions of any instrument evidencing Debt or of any agreement relating thereto.

         5.7 Title to Properties. Except for assets which are the subject of capitalized lease obligations, the Company and its Subsidiaries each have and will continue to have good and marketable title to their respective properties and assets, including the properties and assets reflected in the financial statements described in Section 5.4 hereof, subject to no Lien of any kind except Liens permitted by Section 6.10(a) hereof. All leases necessary in any material respect for the conduct of the respective businesses of the Company and its Subsidiaries are valid and subsisting and are in full force and effect.

         5.8 Purpose. The proceeds of the Loan will be used by the Companies only for the purposes specified in Section 1.4 hereof.

         5.9 Margin Stock. Neither the Company nor any of its Subsidiaries is engaged in the business of purchasing or selling margin stock (as defined in any regulation of the Board of Governors of the Federal Reserve System) or extending credit to others for the purpose of purchasing or carrying margin stock and no part of the proceeds of any borrowing hereunder will be used to purchase or carry any margin stock or for any other purpose which would violate any of the margin regulations of such Board of Governors.

         5.10 ERISA. No accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any Plan (other than a Multiemployer Plan). No liability to the PBGC has been or is expected by the Company to be incurred with respect to any Plan (other than a Multiemployer Plan) by the Company or any of its Subsidiaries which is or would be materially adverse to the Company and its Subsidiaries taken as a whole. Neither the Company nor any of its Subsidiaries has incurred or presently expects to incur any withdrawal of liability under Title IV of ERISA with respect to any Multiemployer Plan which is or would be materially adverse to the Company and its Subsidiaries taken as a whole. The execution and delivery of this Agreement will not, and the delivery of the Notes will not, involve any transaction which is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975 of the Code. The term "Code" shall mean the Internal Revenue Code of 1986, as amended; the term "Plan" shall mean an "employee pension benefit plan" (as defined in Section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by the Company or by any trade or business, whether or not incorporated, which, together with the Company, is under common control, as described in
Section 414(b) or (c) of the Code; and the term "Multiemployer Plan" shall mean any plan which is a "multiemployer plan" (as such term is defined in Section 4001(a)(3) of ERISA).

         5.11 Consents. No consent, approval or authorization of, or registration or declaration with, any federal or state governmental authority or other regulatory agent for the validity of the execution and delivery or for the performance by any of the Companies of this Agreement, the Line of Credit Notes and the Term Notes or any agreement or instrument executed in connection herewith is or will be required.

         5.12 Tax Returns; Taxes. The Company has and each of its Subsidiaries have filed all federal, state, foreign and other income tax returns which, to the knowledge of the officers of the Company, are required to be filed by any jurisdiction, and each has paid and will pay all taxes which have or subsequently become due pursuant to said returns or pursuant to any assessments, except those contested in good faith by appropriate proceedings and for which sufficient reserves have been or will be established.

         5.13 Compliance with Laws. The Company and each of its Subsidiaries is in substantial compliance with all laws and regulations applicable to the Companies and the businesses conducted by them (including without limitation, laws and regulations relating to pollution and environmental control, equal employment opportunity and employer safety) in all jurisdictions in which the Company and each of its Subsidiaries is presently doing business, and the Company will substantially comply and cause each of its Subsidiaries to substantially comply with all such laws and regulations which may be legally imposed in the future in jurisdictions in which the Company or any Subsidiary may then be doing business.

         5.14 Foreign Assets Control Regulations. Neither the borrowing by the Companies hereunder nor their use of the proceeds thereof will violate the Foreign Assets Control Regulations, the Cuban Assets Control Regulations, the Rhodesian Sanctions Regulations, the Iranian Assets Control Regulations, the Nicaraguan Trade Control Regulations, the South African Transactions Regulations, the Libyan Sanctions Regulations, the Iranian Transactions Regulations, the Panamanian Transactions Regulations, Iraqi Sanctions Regulations, the Kuwaiti Assets Control Regulations, the Haitian Transactions Regulations or the Federal Republic of Yugoslavia (Serbia and Montenegro) Sanctions Regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V), or the Comprehensive Anti-Apartheid Act of 1986 (P.L. 99-440), or any similar asset control regulations now existing or hereafter promulgated by the United States Treasury Department.

         5.15 Disclosure. Neither this Agreement nor any other document, certificate or statement furnished to the Lenders by or on behalf of the Company and the Subsidiaries in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading.
There is no fact peculiar to the Company or any of its Subsidiaries which materially adversely affects or in the future may (so far as the Company can now foresee) materially adversely affect the business, property or assets, or financial condition, of the Company and any of its Subsidiaries, taken as a whole, and which has not been set forth in this Agreement or in the other documents, certificates and statements furnished to you by or on behalf of the Company prior to the date hereof in connection with the transactions contemplated hereby.

         5.16 Environmental Matters. (i) Neither the Company nor any Subsidiary is subject to any Environmental Liability or Environmental Requirement which could reasonably be expected to have a material adverse effect on the business, financial condition, operations or prospects of the Company and its Subsidiaries, taken as a whole.

         (ii) Except as set forth on Schedule 7-Part 1, neither the Company nor any Subsidiary has been designated as a potentially responsible party under CERCLA or under any state statute similar to CERCLA. None of the Properties has been identified on any current or proposed National Priorities List under 40 C.F.R. Section 300 or any list arising from a state statute similar to CERCLA. None of the Properties has been identified on any CERCLIS list.

         (iii) No Hazardous Materials have been or are being used, produced, manufactured, processed, generated, stored, disposed of, released, managed at or shipped or transported to or from the Properties or are otherwise present at, on, in or under the Properties or, to the best knowledge of the Companies, at or from any adjacent site or facility, except for Hazardous Materials used, produced, manufactured, processed, generated, stored, disposed of, released and managed in the ordinary course of business in compliance with all applicable Environmental Requirements, except where failure to comply could not reasonably be expected to have a material adverse affect on the business, operations, or financial condition of the Company and its Subsidiaries, taken as a whole.

         (iv) Except as set forth in Schedule 7-Part 2, the Company and each of its Subsidiaries has procured all permits, licenses or authorizations (or any variances or waivers) necessary under Environmental Requirements for the conduct of its business.


         Section 6.  Covenants of the Companies.

         From the date of this Agreement and thereafter until the expiration or termination of the Credit Facility and until the Line of Credit Notes and the Term Notes and other liabilities of the Companies hereunder are paid in full:

         6.1 Financial Statements: The Company agrees that it will furnish to the Administrative Agent one copy for each of the Lenders of the following:

         (a) as soon as practicable and in any event within forty-five (45) days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarterly period and the related statement of earnings and cash flows for the period from the beginning of the current fiscal year to the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail and certified by an authorized financial officer of the Company, subject to changes resulting from year end adjustments; provided, however, that delivery pursuant to clause (c) below of copies of the Quarterly Report on Form 10-Q of the Company for such quarterly period filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this clause (a);

         (b) as soon as practicable and in any event within ninety (90) days after the end of each fiscal year, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year and the related statements of earnings, stockholders' equity and cash flow for such year, setting forth in each case in comparative form corresponding consolidated figures from the preceding annual audit, all in accordance with generally accepted accounting principles and unrestricted in audit scope and certified as to consolidated statements of the Company by independent public accountants of recognized standing selected by the Company whose certificate shall be in scope and substance satisfactory to Lenders; provided, however, that delivery pursuant to clause (c) below of copies of the Annual Report on Form 10-K of the Company for such fiscal year filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this clause (b);

         (c) promptly upon transmission thereof, copies of all such financial statements, proxy statements, notices and reports as the Company shall send to its public stockholders and copies of all registration statements (without exhibits) and all reports which the Company files with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission);

         (d) promptly upon receipt thereof, a copy of each other report submitted to the Company or any of its Subsidiaries by independent accountants in connection with any annual, interim or special audit made by them of the books of the Company or any of its Subsidiaries and which the Company or any of its Subsidiaries shares with the audit committee of the Board of Directors of the Company;

         (e) with reasonable promptness, such other financial data as Lenders may reasonably request;

         (f) as soon as practicable and in any event within ninety (90) days after the end of each fiscal year, a copy of the Company's internal statement of operations by area; and

         (g)     as soon as practicable but in any event not later than ninety
                 (90) days after the beginning of each fiscal year, a consolidated budget of the Company and its Subsidiaries for the ensuing fiscal year, setting forth the anticipated revenues and expenses for such year, the incurrence and repayment of Debt during such year, and such other matters as the Lenders may reasonably require.

Together with each delivery of financial statements required by clauses (a) and
(b) above, the Company will deliver to the Administrative Agent seven originals of an Officer's Certificate demonstrating (with computations in reasonable detail) compliance with Sections 6.8, 6.9, 6.10(b) and 6.10(f), stating that there exists no Event of Default or Default, or, if any such Event of Default or Default exists, specifying the nature thereof, the period of existence thereof and what action the Company proposes to take with respect thereto. Together with each delivery of financial statements required by clause (b) above, the Company will also deliver to the Administrative Agent seven originals of a certificate of said accountants stating that, in making the audit necessary to the certification of such financial statements, they have obtained no knowledge of any Default or any Event of Default, or, if any such Event of Default or Default exists, specifying the nature and period of existence thereof. Such accountants, however, shall not be liable to anyone by reason of their failure to obtain knowledge of any such Event of Default or Default which would not be disclosed in the course of an audit conducted in accordance with generally accepted auditing standards.

         The Companies also agree that forthwith upon the chief executive officer, principal financial officer or principal accounting officer of the Company obtaining knowledge of:

              (i)         an Event of Default or Default;

             (ii) a material adverse change in the financial condition, business or operations of the Company and its Subsidiaries, taken as a whole;

            (iii) the institution of legal proceedings against the Company and/or any Subsidiary, which is likely to materially adversely affect the financial condition, business or operations of the Company and its Subsidiaries, taken as a whole, or which in any manner draws into question the validity of or is likely to impair the ability of the Companies to perform their obligations under this Agreement or the Notes;

             (iv) the occurrence of any default (after the passage of any grace period) by a Company under any agreement or note evidencing borrowed money for an aggregate initial principal amount equal to or greater than $1,000,000;

              (v) the occurrence of any other event that is likely to impair the ability of the Companies to meet their obligations hereunder; or

             (vi) any (A) Environmental Liability which is likely to materially adversely affect the financial condition, business or operations of the Company and its Subsidiaries, taken as a whole, (B) pending, threatened or anticipated Environmental Proceedings, which is likely to materially adversely affect the financial condition, business or operations of the Company and its Subsidiaries, taken as a whole, (C) Environmental Notice which is likely to materially adversely affect the financial condition, business or operations of the Company and its Subsidiaries, taken as a whole, (D) Environmental Judgment or Order which is likely to materially adversely affect the financial condition, business or operations of the Company and its Subsidiaries, taken as a whole, or
                          (E) Environmental Releases at, on, in, under or in any way materially affecting the Properties;

the Company will deliver to the Administrative Agent an Officer's Certificate specifying the nature and period of existence thereof and what action the Company has taken, is taking or proposes to take with respect thereto.

         The Administrative Agent will promptly distribute to the Lenders, originals (to the extent available) or copies of the financial statements and reports, the Officer's Certificates and all other documents received by the Administrative Agent from the Borrower pursuant to this Section 6.1.

         6.2 Inspection of Property. The Companies agree that they will permit the Administrative Agent, each Lender (with prior notice to the Administrative Agent) and any Person designated by the Administrative Agent in writing, at Administrative Agent's (or Lender's) expense, to visit and inspect any of the properties of the Company and its Subsidiaries, to examine the corporate books and financial records of the Companies and make copies thereof or extracts therefrom, and to discuss the affairs, finances and accounts of any of such corporations with the principal officers of each of the Companies and their respective independent public accountants, all at such reasonable times and as often as Administrative Agent or the Lenders may reasonably request.

         6.3 Covenant to Secure Notes Equally. (a) The Companies agree that if the Company or any Subsidiary shall create or assume any Lien of any kind upon any of its property or assets, whether now owned or hereafter acquired, other than Liens permitted by the provisions of Section 6.10(a) (unless prior written consent to the creation or assumption thereof shall have been obtained), they will make or cause to be made effective provisions whereby the Notes will be secured by such Lien equally and ratably with any and all other Debt thereby secured, as long as any such other Debt shall be so secured.

         (b) The Companies agree not to become a party to, or otherwise be subject to, any provision contained in any instrument evidencing indebtedness of any of the Companies which imposes restrictions on the granting of Liens by the Companies on otherwise unencumbered assets of the Companies as security for the Notes, except as set forth herein.

         6.4 Guaranteed or Collateralized Obligations. The Company agrees that if it or any of its Subsidiaries incurs or permits to exist any Debt in any event in excess of an aggregate principal amount equal to $5,000,000 guaranteed or collateralized (except as permitted by Section 6.10(a)(ix) hereof) in any other manner by any Person (other than any governmental entity, or other than in connection with (y) bonds, letters of credit, letters of undertaking, or other instruments related to litigation, or the avoidance thereof, involving the Company or its Subsidiaries, including the release of assets of the Company or its Subsidiaries in connection with such litigation, or (z) performance bonds, surety bonds, letters of credit, bank guaranties, and other instruments related to the conduct of the business of the Company or its Subsidiaries, excluding any obligation for borrowed money), it will simultaneously cause such Person to execute and deliver to the Lenders a guaranty agreement or collateral agreement, as the case may be, in form and substance satisfactory to the Lenders either (i) guaranteeing payment of the principal amount of the Notes and any premium and interest thereon, which bears the same ratio to the total unpaid principal amount of the Notes as the amount of such other obligation which is guaranteed bears to the total unpaid principal amount of such other obligation or (ii) collateralizing the Notes equally and ratably with such other obligation, as the case may be. Nothing contained in the foregoing shall be deemed to permit the Companies to incur Liens to Persons other than the Lenders in excess of those permitted by Section 6.10(a) hereof.

         6.5 Maintenance of Insurance. Each Company agrees that it and each Subsidiary will maintain, with responsible insurers, insurance with respect to its properties and business against such casualties and contingencies (including, but not limited to, public liability, larceny, embezzlement or other criminal misappropriation, pollution and war risks) and in such amounts as is customary in the case of similarly situated corporations engaged in the same or similar businesses.

         6.6 Maintenance of Corporate Existence/Compliance with Law/Preservation of Property. Except as allowed under Sections 6.10(d) and 6.10(e), each Company covenants that it and each Subsidiary will do or cause to be done all things necessary to preserve, renew and keep in full force and effect the corporate existence of such Company and its Subsidiaries and comply in all material respects with all laws and regulations (including, without limitation, laws and regulations relating to equal employment opportunity and employee safety) applicable to it and its Subsidiaries, the failure with which to comply is likely to materially adversely affect the business, operations or financial condition of such Company and its Subsidiaries, taken as a whole; at all times maintain, preserve and protect all material intellectual property of such Company and its Subsidiaries, and preserve all the remainder of its material property used or useful in the conduct of its business and keep the same in good repair, working order and condition.

         6.7 Compliance with Environmental Laws. Each of the Companies will, and the Company will cause each of its Subsidiaries to, comply in a timely fashion with, or operate pursuant to valid waivers of the provisions of, all Environmental Requirements including, without limitation, requirements with respect to the emission of wastewater effluent, solid and hazardous waste and air pollution, and any other applicable requirements for conducting, on a timely basis, periodic tests and monitoring for contamination of ground water, surface water, air and land and for biological toxicity of the aforesaid, and comply with any applicable regulations (except to the extent such regulations are waived by appropriate governmental authorities) of the Environmental Protection Agency or other relevant federal, state or local governmental authority, except where the failure to do so is not likely to materially adversely affect the business, operations or financial condition of the Company and the Subsidiaries, taken as a whole. To the fullest extent permitted by applicable law, each Company agrees to indemnify and hold the Agents, the Lenders, their officers, agents and employees harmless from any loss, liability, claim or expense that they may incur or suffer as a result of a breach by the Company or any of the Subsidiaries, as the case may be, of this covenant. No Company shall be deemed to have breached or violated this Section 6.7 if such Company or Subsidiary is challenging in good faith by appropriate proceedings diligently pursued the application or enforcement of such Environmental Requirements for which adequate reserves have been established in accordance with generally accepted accounting principles.

         6.8 Consolidated Current Assets Requirement. The Companies agree that they will not permit Consolidated Current Assets to be less than 150% of Consolidated Current Liabilities at any time.

         6.9 Dividend, Payment, Redemption and Other Limitations. The Company agrees that it will not (i) pay or declare any dividend on any class of its stock; (ii) make any other distribution on account of any class of its stock; (iii) redeem, purchase or otherwise acquire, directly or indirectly, any shares of its stock; (iv) make any payments of principal of, or retire, redeem, purchase or otherwise acquire, any Subordinated Debt; or (v) permit any Subsidiary to make any payment on account of, or purchase or otherwise acquire, any shares of stock of any of the Companies or make any Restricted Investments (all of the foregoing clauses (i) through (v) being herein called "Restricted Payments") except in all such cases out of Consolidated Net Earnings Available for Restricted Payments; provided, however, the Company will not, and will not permit any Subsidiary to, make any Restricted Payment if a Default or Event of Default then exists or if such Restricted Payment would cause a Default or an Event of Default to exist. There shall not be included in Restricted Payments or in any computation of Consolidated Net Earnings Available for Restricted
Payments: (w) dividends paid by a Domestic Subsidiary to another Domestic Subsidiary or to the Company or dividends paid by a Foreign Subsidiary to another Subsidiary or to any of the Companies; (x) dividends paid, or distributions made, in stock of the Company; (y) exchanges of stock of one or more classes of the Company, except to the extent that cash or other value is involved in such exchange; or
(z) dividends of purchase rights pursuant to the Shareholder Rights Agreement, as amended and restated on December 17, 1993, and redemption of any rights that may be distributed pursuant to such Shareholder Rights Agreement to the extent that the aggregate of all amounts paid by the Company for the redemption of such rights do not exceed $1,250,000. The term, "stock", as used in this
Section 6.9 shall include warrants or options to purchase stock.

         6.10 Liens, Debt and Other Restrictions. The Companies agree that they will not and will not permit any Subsidiary to:

                 (a) Liens. Create, assume or suffer to exist any Lien upon any of their respective property or assets, whether now owned or hereafter acquired (whether or not provision is made for the equal and ratable securing of the Credit in accordance with the provisions of
         Section 6.3) except:

              (i) Liens for taxes (including ad valorem and property taxes) not yet due or which are being contested in good faith by appropriate proceedings;

             (ii) Liens incidental to the conduct of their businesses or the ownership of their property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances of credit, and which do not in the aggregate materially detract from the value of their property or assets or materially impair the use thereof in the operation of their business;

            (iii) presently existing Liens on property or assets of any of the Subsidiaries to secure obligations of any of such Subsidiaries to the Company or another Subsidiary;

             (iv) presently existing Liens on property or assets of any Foreign Subsidiary consisting of marine mortgages on new vessels under construction or on vessels already constructed, which Liens were required as a condition of new vessel financing from non-United States sources, all of which Liens (other than Liens which are incidental and do not materially affect such property or assets) are set forth on Schedule 2-Part 1 attached hereto and made a part hereof;

              (v) any presently existing Lien which existed on any real or personal property of any corporation at the time it became a Subsidiary, or which existed prior to the time of acquisition upon any real or personal property acquired by the Company or any Subsidiary through purchase, merger or consolidation or otherwise, whether or not assumed by the Company or any Subsidiary, or placed upon real or personal property acquired by the Company or any Subsidiary, in connection with the purchase thereof, all of which Liens (other than Liens which are incidental and do not materially affect such property) are set forth on
                          Schedule 2-Part 2 attached hereto and made a part hereof, provided that any such Lien shall not encumber any other property of the Company or any Subsidiary;

             (vi) any Lien renewing, extending or refunding any Lien permitted by clause (v) above, provided that the principal amount secured is not increased and the Lien is not extended to other property;

            (vii) Liens to secure up to $10,000,000 of letters of credit obligations of the Company to the extent permitted by Section 6.10(b)(A);

           (viii) any common law right of set off or banker's lien arising in the ordinary course of business in connection with deposit arrangements maintained by the Company and its Subsidiaries with its banks or other financial institution, other than a Lender in connection with this Agreement (which such rights have been waived pursuant to Section 9.3 hereof); and

             (ix) Liens on assets covered by financing arrangements, including lease financing arrangements which would be characterized as capitalized leases in accordance with generally accepted accounting principles, if the indebtedness for all such agreements does not in the aggregate exceed fifteen percent (15%) of Consolidated Tangible Net Worth.

         (b)     Debt.

                 A. Create, incur or guarantee any Debt, unless on the first day after the creating, incurrence or guaranteeing of any such Debt, Consolidated Debt does not exceed 60% of Consolidated Tangible Net Worth; provided, however, the foregoing shall not restrict the incurrence of Debt by any of the Companies to any

Subsidiary or by any Subsidiary to any of the Companies or to any other Subsidiary that arises in the ordinary course of the business of such Subsidiary.

                 B.       Permit any Debt to exist, if at any time

              (i) Consolidated Debt exceeds 85% of Consolidated Tangible Net Worth; or

             (ii) The sum of (a) Consolidated Net Income or Consolidated Net Loss, as the case may be, plus income taxes for the immediately preceding four quarters plus (b) Pro Forma Interest for the succeeding four quarters plus (c) Lease Rental Expenses for the succeeding four quarters, does not exceed 150% of the total of Pro Forma Interest plus Lease Rental Expenses for the succeeding four quarters.

provided, however, the foregoing shall not restrict the incurrence of Debt by any of the Companies to any Subsidiary or by any Subsidiary to any of the Companies or to any other Subsidiary that arises in the ordinary course of the business of such Subsidiary.

                 C. At any time permit (1) the sum of Consolidated Net Income for the immediately preceding consecutive 12-month period plus the aggregate amount of depreciation and amortization for such period plus Projected Fixed Charges to be less than (2) 220% of Projected Fixed Charges.

         (c) Permitted Investments. Make any investment in, or any loan or advance to, or own, purchase or acquire (other than as allowed in Section 6.10(e)) any stock or securities of, any Person (all of the foregoing being herein called "Restricted Investments") except out of Consolidated Net Earnings Available For Restricted Payments, except that:

              (i) the Company or any of its Subsidiaries may own, purchase or acquire (A) direct obligations of the United States of America or any of its agencies or obligations guaranteed by the United States of America or any of its agencies and having maturities not in excess of one year from the date of purchase or acquisition, (B) prime commercial paper rated A1 or P1 and having maturities not in excess of one year from the date of purchase or acquisition, (C) certificates of deposit issued by any banks with a net worth of at least $100,000,000 and a rating by either Moody's Investor Services, Inc. or Standard & Poors of at least A or better and having maturities not in excess of one year from the date of purchase or acquisition; provided, however, that in the case of any Lender or Lenders whose rating is less than A, the maximum amount of the certificates of deposit issued by such Lender or Lenders shall not exceed $3,000,000 individually or $12,000,000 in the aggregate;

             (ii) any Canadian Subsidiary may own, purchase or acquire direct obligations of the Canadian Government having maturities not in excess of one year from the date of purchase or acquisition;

            (iii) the Company or any of its Subsidiaries may (A) make or permit to remain outstanding loans or advances to the Company or any Subsidiary, (B) own, purchase or acquire stock or securities of a Subsidiary or of a corporation which immediately after such purchase or acquisition will be a Subsidiary, or (C) acquire and own stock or securities received in a settlement of debts created in the ordinary course of business and owed to the Company or any Subsidiary;

             (iv) any Foreign Subsidiary may own, purchase or acquire certificates of deposit having maturities not in excess of one year from the date of purchase or acquisition and issued by foreign banks or by the foreign branches of United States banks if each such foreign bank or foreign branch has a net worth of at least $100,000,000 and a rating by either Moody's Investor Services, Inc. or Standard & Poors of at least A or better; and

              (v) the Company or any Subsidiary may make loans or advances to or own, purchase or acquire stock or securities or an interest in any joint venture entity; provided, however, that the aggregate amount of all such loans, advances and investments in joint venture entities at any time outstanding shall not exceed $87,000,000.

The foregoing restrictions on investments by the Companies shall not apply to funds maintained in rabbi trusts established by the Companies for supplemental executive retirement plans and early retirement incentive programs.

         (d) Dispositions of Stock and Debt. Sell or otherwise dispose of any shares of stock or Debt of any Subsidiary, except (i) to the Company or another Subsidiary, (ii) a sale of shares of a Subsidiary in connection with the creation of a joint venture (subject to the limitations on investments set forth in Subsections 6.10(c)(v) and (iii) except that all shares of stock and Debt of any Subsidiary at the time owned by or owed to the Company or any of its Subsidiaries may be sold as an entirety for a cash consideration which represents the fair value (as determined in good faith by the Board of Directors of the Company) at the time of sale of the shares and Debt so sold; provided that the assets of such Subsidiary do not constitute a substantial part of the consolidated assets of the Company and its Subsidiaries; and provided further that, at the time of such sale, such Subsidiary shall not own, directly or indirectly, any Debt of the Company or any shares of stock or Debt of any other Subsidiary (unless all of the shares of stock and Debt of such other Subsidiary owned, directly or indirectly by the Company and all Subsidiaries are simultaneously being sold as permitted by this
Section 6.10(d) hereof; provided, further, that the Company may sell 70% of the stock of Tidewater (Malaysia) Sdn.Bhd. to citizens of Malaysia; provided, however, that the transactions described on Schedule 4 are also expressly permitted hereunder.

         (e) Mergers and Consolidations. Merge or consolidate with any other corporation or sell, lease or transfer or otherwise dispose of all or a substantial part of its assets to any Person, except that provided no Default has occurred and is continuing and further provided that no Default will occur as a result thereof:

              (i) any Subsidiary may merge or consolidate with the Company (provided that the Company shall be the continuing or surviving corporation) or with any one or more other Subsidiaries;

             (ii) any Subsidiary may sell, lease, transfer or otherwise dispose of any of its assets to the Company or another Subsidiary;

            (iii) any Subsidiary may sell or otherwise dispose of all or substantially all of its assets subject to the conditions specified in Section 6.10(d) with respect to a sale of the stock of such Subsidiary;

             (iv) the Company may merge or consolidate with any corporation provided that the Company shall be the continuing or surviving corporation; and

              (v) any Subsidiary may merge or consolidate with any corporation provided such continuing or surviving corporation shall remain or become a Subsidiary of the Company.

         (f) Minimum Tangible Net Worth. Permit at any time Consolidated Tangible Net Worth to be less than $425,000,000, plus 30% of cumulative positive Consolidated Net Earnings after March 31, 1993.

         (g) Transactions with Related Party. Effect any transaction with any Affiliate or Subsidiary by which any asset or services of a Company or a Subsidiary is transferred to such Affiliate or Subsidiary, or from such Affiliate or Subsidiary or enter into any other transaction with an Affiliate or Subsidiary, on terms less favorable to such Company or such Subsidiary than would be reasonably expected to be given in a similar transaction with an unrelated entity. The foregoing restrictions shall not apply to transactions between the Company and a Subsidiary or a Subsidiary and another Subsidiary.

         6.11 Stock Transactions by Subsidiaries. The Company agrees that it will not permit any Subsidiary to issue, sell or dispose of any shares of any class of its stock (other than directors' qualifying shares or shares which are effectively controlled by the Company) except to the Company or another Subsidiary or as permitted by Section 6.10(d).

         6.12 ERISA. The Company agrees that it will not, and will not permit any Subsidiary to:

                 (i) terminate or withdraw from any Plan so as to result in any material liability to the PBGC;

                 (ii) engage in or permit any Person to engage in any prohibited transaction (as defined in Section 4975 of the Code) involving any Plan (other than a Multiemployer Plan) which would subject the Company or any Subsidiary to any material tax, penalty or other Liability;

                 (iii) incur or suffer to exist any material accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, involving any Plan (other than a Multiemployer
Plan); or

                 (iv) allow or suffer to exist any risk or condition, which presents a material risk of incurring a material liability to the PBGC.

         6.13 Federal Reserve Regulations, etc. The Company agrees that it will not, and will not permit any Subsidiary or any agent acting on behalf of the Company or any Subsidiary, to take any action which might cause this Agreement or the Notes to violate Regulation U or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange

Act of 1934, as amended, in each case as in effect now or as the same may hereafter be in effect.

         6.14 Environmental Matters. Each of the Companies agrees that it will not, and will not permit any Third Party to, use, produce, manufacture, process, generate, store, dispose of, manage at, or ship or transport to or from the Properties any Hazardous Materials except for Hazardous Materials used, produced, manufactured, processed, generated, stored, disposed of, released or managed in the ordinary course of business in compliance with all applicable Environmental Requirements and except for Hazardous Materials released in amounts which do not require remediation pursuant to applicable law or regulation, and which do not present any danger to health, safety or the environment, or unless any liability resulting from such remediation is not likely to materially adversely affect the business, operations or financial condition of the Company and its Subsidiaries, taken as a whole.

         6.15 Taxes. The Company agrees that it will pay when due, and cause each of its Subsidiaries to pay when due, all taxes, assessments, and other liabilities, other than for borrowed money, except and so long as contested in good faith.


         Section 7. Conditions Precedent to Credit Facility Advances. The obligation of the Lenders to make any Credit Facility Advance under the Credit Facility is subject to the satisfaction of each of the following conditions precedent:

         7.1 Default. Before and after giving effect to such Credit Facility Advance under the Credit Facility, no Default shall have occurred and be continuing.

         7.2 Representations and Warranties. Before and after giving effect to such Credit Facility Advance under the Credit Facility, the representations and warranties in Section 5 hereof shall be true and correct as though made on the date of such Credit Facility Advance under the Credit Facility, except for such changes as are specifically permitted hereunder.


         Section 8. Conditions Precedent to the Credit. In addition to the applicable conditions precedent set forth in Section 7 above, the obligation of the Lenders to extend credit to the Companies under this Agreement is subject to the receipt by the Administrative Agent of the following by the date of this
Agreement:

         8.1 Resolutions of the Companies. Copies, duly certified by the secretary or assistant secretary of each of the Companies, of

(a) the resolutions of the Board of Directors of each of the Companies authorizing the borrowings hereunder and the execution and delivery of this Agreement and the Line of Credit Notes, (b) all documents evidencing other necessary corporate action, and (c) all approvals, or consents, if any, with respect to this Agreement and the Line of Credit Notes. Copies, duly certified by the secretary or assistant secretary of each of the Companies, of (a) the resolutions of the Board of Directors of Compression authorizing the borrowings hereunder and the execution and delivery of the Compression Term Notes, (b) the resolutions of the Board of Directors of each of the Companies (other than Compression) authorizing the guaranty of the borrowings by Compression under the Compression Term Notes, and (c) all approvals, or consents, if any, with respect to this Agreement and the Compression Term Notes.

         8.2 Organization Documents; Good Standing. Copies of (a) the certificate of incorporation of the Company (certified as of a recent date by the Secretary of State of Delaware) and Compression (certified as of a recent date by the Secretary of State of Texas), (b) the by-laws of the Company and Compression, certified by the secretary or assistant secretary of the Company and Compression, (c) the certificate of incorporation and by-laws of each Identified Subsidiary (other than Compression), certified by the secretary or assistant secretary of such Identified Subsidiary (other than Compression), in each case as in effect on the date of closing, (d) certificates of good standing for the Company and each of the Identified Subsidiaries, issued by the Secretary of State of their respective states of incorporation, (e) certificate of qualification to do business of the Company and Compression issued by the Secretary of State of the State of Louisiana.

         8.3 Incumbency. Certificates of the secretary or assistant secretary of each of the Companies, certifying the name of the officers of each of the Companies, respectively, authorized to execute this Agreement, the Line of Credit Notes and the Compression Term Notes, and all other documents or certificates to be delivered hereunder, together with the true signatures of such officers.

         8.4 Officer's Certificate. A certificate of the president or chief financial officer of the Company certifying that immediately after the execution of this Agreement (a) no Event of Default shall have occurred, (b) the representations and warranties in Section 5 hereof shall be true and correct, (c) neither the Company nor any of its Subsidiaries shall have outstanding any Current Debt or any Funded Debt except as described in Section
5.6 hereof, and (d) no material adverse change in the financial condition, business, operations or prospects of the Company or its Subsidiaries has occurred since September 30, 1994.

         8.5 Notes. The duly executed Line of Credit Notes of the Companies payable to the respective Lenders, and the duly executed Compression Term Notes of Compression payable to the respective Lenders.

         8.6 Opinion. The opinion of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P., special counsel to the Company, addressed to the Lenders, to the effect that (a) each of the Company and the Identified Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and is duly qualified and in good standing as a foreign corporation in all jurisdictions wherein the property it owns or the business it transacts makes such qualification necessary, except where the failure to so qualify would not impair the ability of Company or any of the Identified Subsidiaries to operate its business or own its assets; (b) each of the Companies has full power to execute, deliver and perform its obligations under this Agreement and the Line of Credit Notes; (c) Compression has full power to execute, deliver and perform its obligations under the Compression Term Notes; (d) such actions have been duly authorized by all necessary corporate action, and are not in conflict with any provision of law or of the charter or by-laws of any of the Companies, nor in conflict with any agreement binding upon the Company or any of the Identified Subsidiaries; (e) this Agreement and the Line of Credit Notes are the legal and binding obligations of the Companies, enforceable in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, reorganization, moratorium or similar laws; (f) the Compression Term Notes are the legal and binding obligations of Compression, enforceable in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, reorganization, moratorium or similar laws; and (g) no consent or approval of the shareholders of the Company or of any governmental authority is required as a condition to the validity or enforceability of this Agreement or the Notes.


         Section 9.  Events of Default; Remedies; Set Offs.

         9.1 Events of Default. Any one of the following events shall constitute Events of Default hereunder and under the Credit Facility, the Line of Credit Notes and the Term Notes, individually and collectively:

         (a) The Companies default in the payment of any principal on any Note when the same shall become due, either by the terms thereof or otherwise as herein provided.

         (b) The Companies default in the payment of any interest on any Note or any other amount due hereunder for more than 10 days after the date due.

         (c) The Company or any Subsidiary defaults in any payment of principal or of interest on any other obligation for borrowed money (including, but not limited to, any Capitalized Lease Obligation, any obligation under a conditional sale or other title retention agreement, any obligation issued or assumed as full or partial payment for property whether or not secured by a purchase money mortgage or any obligation under notes payable or drafts accepted representing extensions of credit) beyond any period of grace provided with respect thereto, or in the performance or observance of any other agreement, term or condition contained in any agreement under which any such obligation is created if the effect of such default is to cause, or permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause, such obligation to become due (or to be defeased or repurchased by the Company or any Subsidiary) prior to its stated maturity, provided that the aggregate amount of all obligations as to which such payment default shall occur and be continuing or such failure (or defeasance or resale) or other event causing or permitting acceleration shall occur and be continuing exceeds $1,000,000, individually or in the aggregate.

         (d) Any representation or warranty made by the Companies herein or in any writing furnished in connection with or pursuant to this Agreement shall be false in any material respect on the date as of which made.

         (e) The Companies default in the performance or observance of any agreement or covenant contained in Sections 6.8 through 6.15 of this Agreement.

         (f) The Companies default in the performance or observance of any other agreement, covenant, term or condition contained herein and such default shall not have been remedied within 30 days after the earlier to occur of (i) the date on which the President, the Treasurer or the Chief Financial Officer of the Company obtains actual knowledge thereof or (ii) the date on which written notice thereof shall have been received by the Company from the Administrative Agent.

         (g) The Company or any Subsidiary makes an assignment for the benefit of creditors or is generally not paying its debts as such debts become due.

         (h) Any decree or order for relief in respect of the Company or any Subsidiary is entered under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law, whether now or hereinafter in effect (herein called "Bankruptcy Law"), of any jurisdiction.

         (i) The Company or any Subsidiary petitions or applies to any tribunal for, or consents to the appointment of, or taking possession by, a trustee, receiver, custodian, liquidator or similar official, of the Company or any Subsidiary, or of any substantial part of the assets of the Company or any Subsidiary, or commences a voluntary case under the Bankruptcy Law of the United States or any proceedings (other than proceedings for the voluntary liquidation and dissolution of a Subsidiary) relating to the Company or any Subsidiary under the Bankruptcy Law of any other jurisdiction.

         (j) Any such petition or application (described in Section 9.1(i) is filed, or any such proceedings are commenced, against the Company or any Subsidiary, and the Company or such Subsidiary by any act indicates its approval thereof, consent thereto, or acquiescence therein, or an order, judgment or decree is entered appointing any such trustee, receiver, custodian, liquidator or similar official, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than 60 days.

         (k) Any order, judgment or decree is entered in any proceedings against the Company decreeing the dissolution of the Company and such order remains in effect for more than 60 days.

         (l) Any order, judgment or decree is entered in any proceedings against the Company or any Subsidiary, as the case may be, decreeing a split-up of the Company or such Subsidiary which requires the divestiture of assets representing a substantial part, or the divestiture of the stock of a Subsidiary whose assets represent a substantial part, of the Consolidated Current Assets of the Company and its Subsidiaries or which requires the divestiture of assets, or stock of a Subsidiary, which shall have contributed a substantial part of the Consolidated Net Income of the Company and its Subsidiaries for any of the three (3) fiscal years then most recently ended, and such order, judgment or decree remains unstayed and in effect for more than 60 days.

         (m) A final judgment in an amount in excess of $1,000,000 is rendered against the Company or any Subsidiary and, within 60 days after entry thereof, such judgment is not discharged or execution thereof stayed pending appeal, or within 60 days after the expiration of any such stay, such judgment is not discharged.

         9.2 Remedies. (a) If any Event of Default specified in Sub-Sections 9.1(h), 9.1(i) or 9.1(j) occurs, the Credit Facility

(if then outstanding) shall automatically be deemed terminated and the outstanding Notes shall automatically become immediately due and payable, and the Credit (if then outstanding) shall immediately terminate, all without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Companies.

         (b) If an Event of Default shall occur under any other sub-section of Section 9.1, the Required Lenders may, at their option, and in addition to any right, power or remedy provided by law or equity, by notice in writing to the Company, declare the Credit Facility (if then outstanding) to be terminated, and/or the outstanding Notes to be immediately due and payable, whereupon the Credit (if then outstanding) shall immediately terminate, and/or the Notes shall become immediately due and payable, as the case may be, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Companies.

         (c) In addition to the remedies specified above, if any Default occurs under Section 9.1 (which with notice, the passage of time and/or the happening of any further condition or act would constitute an Event of Default) and is continuing uncured, the Lenders shall have no obligation to make additional advances under the Credit Facility or the Line of Credit Notes unless and until such Default is cured prior to the occurrence of an Event of Default.

         (d) In addition to the remedies specified above, if any Event of Default shall occur, the Administrative Agent (with the direction of the Required Lenders) may (i) proceed to protect and enforce the Lenders' rights under this Agreement and the outstanding Notes by exercising such remedies as are available to the Administrative Agent or the Lenders in respect thereof under applicable law (except to the extent waived by Section 9.3 hereof), either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or in aid for the exercise of any power granted in this Agreement, and (ii) give notice of the occurrence of an Event of Default to the trustees for or holders of any Subordinated Debt. No remedy conferred in this Agreement upon the Administrative Agent or the Lenders is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise, except to the extent waived by
Section 9.3 hereof.

         9.3 Waiver of Set-Offs. The Administrative Agent, each Agent and each Lender hereby specifically waive (i) the right to set-off any funds of any of the Companies in possession of the Administrative Agent, each Agent or any Lender against the obligation of the Companies to the Administrative Agent, each Agent or any Lender pursuant to this Agreement, or (ii) any counterclaim against, security interest in or banker's or other lien on, any of such funds or accounts of the Companies.


         Section 10.  The Agents.

         10.1 Appointment and Authorization. Each Lender appoints and authorizes the Administrative Agent to receive all payments of principal, interest, fees and other amounts payable by the Companies under this Agreement and to remit same immediately to the Lenders, to disburse the Credit Facility Advances and the Compression Term Loan from the Lenders, and to take such action and to exercise such powers under this Agreement and the Notes as are delegated to the Administrative Agent by the Lenders from time to time. Any requests by the Company for consent by the Lenders or waiver or amendment of provisions of the Agreement shall be delivered by the Company to the Administrative Agent, but favorable action on such requests shall require the approval of the Required Lenders. The Administrative Agent shall promptly distribute to the Lenders upon receipt all payments and prepayments of principal, interest, fees and other amounts paid by the Companies under this Agreement (except for the Agents' fee described in Section 3.6(c) hereof), in proportion to the Lenders' Commitments. Similarly, the Lenders shall be obligated to fund Credit Facility Advances and the Compression Term Loan in proportion to their Commitments. The Administrative Agent may resign at any time by written notice to the Lenders; the successor Administrative Agent shall be selected by the Required Lenders from between the remaining Agents.

         10.2 Agents' Reliance. Neither the Agents nor any of their directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement and the Notes, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the
Agents: (i) may treat the payee of any of the Notes as the holder thereof until the Administrative Agent receives written notice of the assignment or transfer thereof, signed by such payee and in form satisfactory to the Administrative Agent; (ii) may consult with legal counsel (including counsel for the Company), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement and the Notes; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement and the Notes or to inspect any property (including the books and records) of the Companies; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement and the Notes or any other instrument or document furnished pursuant thereto; and (vi) shall incur no liability under or in respect to this Agreement and the Notes by acting upon any notice, consent, certificate or other instrument or writing (which may be by facsimile, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

         10.3 Acts by Administrative Agent after Default, etc. In the event that the Administrative Agent shall have been notified in writing by any of the Companies or the Lenders of any Event of Default (or in the event that the officer of the Administrative Agent responsible for the Borrower's account obtains actual knowledge of an Event of Default), the Administrative Agent (a) shall immediately notify the Lenders; (b) shall take such action and assert such rights under this Agreement as it is expressly required to do pursuant to the terms of this Agreement with the consent of the Required Lenders; (c) may take such other actions and assert such other rights as it deems advisable, in its discretion, for the protection of the interests of the Lenders pursuant to applicable laws with the consent of the Required Lenders; and (d) shall inform all the Lenders of the taking of action or assertion of rights pursuant to this Section. Each Lender agrees with the Administrative Agent and the other
Lenders that the decisions and determinations of the Required Lenders in enforcing this Agreement and the Notes and guiding the Administrative Agent in those matters shall be binding upon all the Lenders, including, without limitation, authorizing the Administrative Agent at the pro rata expense of all the Lenders (to the extent not reimbursed by the Companies) to retain attorneys to seek judgment on this Agreement and the Notes. Each Lender agrees with the other Lenders that it will not, without the consent of the other Lenders, separately seek to institute any legal action with respect to the Loan;
provided that following the maturity of the Notes (whether by acceleration or at stated maturity), each Lender may, without the concurrence of the other Lenders, separately seek to institute any legal action with respect to the Loan.

         10.4 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on the financial statements referred to in Section 5.4 hereof and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the Notes.

         10.5 Agents. Agents shall have the same rights and powers under this Agreement and the Notes as any other Lender and may exercise the same as though it were not the Agents; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include Agents in its individual capacity. Agents may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with the Company as if Agents were not the Agents and without any duty to account therefor to the Lenders.

         10.6 Assignments and Participations. (a) No Lender may assign to any other Person any portion of its interests, rights and obligations under this Agreement (including, without limitation, any portion of its Commitment or the Loan at the time owing to it and Note held by it) unless each of the following conditions is or has been satisfied: (i) the Administrative Agent has given its prior written consent (which consent will not be unreasonably withheld), (ii) the Company has given its prior written consent, (iii) each such assignment is of a constant, and not a varying, percentage of all the assigning Lender's rights and obligations under this Agreement, (iv) the parties to such assignment have executed and delivered to the Administrative Agent an Assignment and Acceptance, substantially in the form of Exhibit "E" hereto (the "Assignment and Acceptance"), together with any Note subject to such assignment, and together with payment by the assignee to the Administrative Agent for its own account of an assignment administration fee in the amount of $750, (v) the Administrative Agent shall have delivered to the Company a fully executed copy of such Assignment and Acceptance, and (vi) the assignee is (A) a state or national commercial bank located in the United States or (B) a United States branch or agency of a foreign commercial branch, provided that the assignment to such branch or agency will not cause the Companies to be liable for any additional costs or subject the Companies to any foreign taxation or bank regulation. Upon satisfaction of each of the foregoing conditions and upon acceptance and notation by the Administrative Agent, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, (x) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender, and (y) the assigning Lender shall, to the extent provided in such assignment, be released from its obligations under this Agreement. Notwithstanding the foregoing, the restrictions contained above in this Section 10.6(a) shall not apply to assignments to any Federal Reserve Bank, and the conditions set forth in clauses (i) and (ii) above shall not apply to assignments by any Lender to any Person which controls, is controlled by, or is under common control with, or is otherwise substantially affiliated with that Lender.

         (b) Upon its receipt of an Assignment and Acceptance executed by the parties to such assignment together with any Note or Notes subject to such assignment and the written consent of the Administrative Agent and the Company to such assignment, the Administrative Agent shall give prompt notice thereof to the Company and the Lenders. Within five (5) Business Days after receipt of such notice, the Companies at their own expense, shall execute and deliver to the Administrative Agent, in exchange for the surrendered Note, a new Note or Notes to the order of such assignee(s) in an amount equal to the amount assumed by such assignee(s) pursuant to such Assignment and Acceptance and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note or Notes to the order of the assigning Lender in an amount equal to the amount retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Note, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in the form of the assigned Note. The surrendered Note shall be cancelled and returned to the Company.

         (c) Each Lender, without the consent of the Company or the Agents, may sell participations to one or more banks in all or a portion of its Loans (including its Commitment) under this Agreement, provided that the selling Lender shall retain the sole right and responsibility to enforce the obligations of the Companies relating to such Loans and that the only rights granted to the participant pursuant to such participation arrangements with respect to waivers, amendments or modifications of this Agreement shall be the right to approve waivers, amendments, or modifications which require the consent of all of the Lenders as provided in Section 11.11 hereof.


         Section 11.  General.

         11.1 Definitions. As used in this Agreement, terms used herein with initial capital letters shall have the following meanings, unless defined elsewhere in this Agreement or unless the context clearly indicates otherwise:

         "Affiliate" shall mean, as to any Person, any Subsidiary of such Person and any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" shall mean the possession of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and an Affiliate of any of the Companies includes, without limitation, any officer or director of such corporation and any Person who beneficially owns, directly or indirectly, 10% or more of the issued outstanding capital stock of such corporation.

         "Administrative Agent" shall mean First National Bank of Commerce, or its successor selected pursuant to Section 10.1 hereof.

         "Agents" shall mean First National Bank of Commerce, The First National Bank of Boston and Texas Commerce Bank National Association.

         "Agreement" shall mean this Amended and Restated Revolving Credit and Term Loan Agreement, as it may be amended and restated, modified and/or supplemented from time to time.

         "Assignment and Acceptance" shall have the meaning specified in
Section 10.6 hereof.

         "Bankruptcy Law" shall have the meaning specified in Section 9.1(h) hereof.

         "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which commercial banks in New Orleans, Louisiana (or London, England in the case of LIBO Rate Advances or payments) are required or authorized to be closed.

         "Canadian Subsidiary" shall mean any Subsidiary organized under the laws of Canada or any province thereof.

         "Capital Asset" shall mean any asset other than a current asset (as determined in accordance with generally accepted accounting principles).

         "Capitalized Lease Obligation" shall mean any rental obligation which, under generally accepted accounting principles, is or will be required to be capitalized on the books of the Company or any Subsidiary, taken at the amount thereof accounted for as indebtedness (net of interest expense) in accordance with such principles.

         "CERCLA" shall mean the Comprehensive Environmental Response Compensation and Liability Act, as amended.

         "CERCLIS" shall mean the Comprehensive Environmental Response Compensation and Liability Inventory System established pursuant to CERCLA.

         "Code" shall have the meaning specified in Section 5.10.

         "Commitments" shall have the meaning specified in Section 1 hereof.

         "Company" shall mean Tidewater Inc.

         "Companies" shall mean the Company and the Domestic Subsidiaries.

         "Compression" shall mean Tidewater Compression Service, Inc.

         "Compression Term Loan" shall have the meaning specified in Section
1.3 hereof.

         "Compression Term Note" shall have the meaning specified in Section
2.3 hereof.

         "Consolidated Current Assets" shall mean the total current assets of the Company and its Subsidiaries consolidated in accordance with generally accepted accounting principles.

         "Consolidated Current Liabilities" shall mean the total current liabilities of the Company and its Subsidiaries consolidated in accordance with generally accepted accounting principles, including all Current Debt.

         "Consolidated Debt" shall mean Funded Debt and Current Debt of the Company and its Subsidiaries which is consolidated in accordance with generally accepted accounting principles.

         "Consolidated Funded Debt" shall mean Funded Debt of the Company and its Subsidiaries which is consolidated in accordance with generally accepted accounting principles.

         "Consolidated Net Earnings" shall mean an amount equal to consolidated gross revenues of the Company and its Subsidiaries less all operating and non-operating expenses of the Company and its Subsidiaries including all charges of a proper character (including current and deferred taxes on income, provisions for taxes on unremitted earnings of Foreign Subsidiaries which are included in gross revenues and current additions to reserves), but not including in gross revenues (a) any gains (net of expenses and taxes applicable thereto) in excess of losses resulting from the sale, conversion or other disposition of Capital Assets not sold in the ordinary course of business, (b) any gains resulting from the write-up of assets, (c) any equity of the Company or any Subsidiary in the unremitted earnings of any Person which is not a Subsidiary, (d) any earnings of any Person acquired by the Company or any Subsidiary through purchase, merger or consolidation or otherwise for any year prior to the date of acquisition, or (e) any deferred credit representing the excess of equity in any Subsidiary at the date of acquisition over the cost of the investment in such Subsidiary, all determined in accordance with generally accepted accounting principles.

         "Consolidated Net Earnings Available For Restricted Payments" shall mean an amount equal to (1) $50,000,000 plus (2) 70% (or minus 100% in the case of a deficit) of Consolidated Net Earnings for the period (taken as one accounting period) commencing on April 1, 1993 and terminating at the end of the last fiscal quarter preceding the date of any proposed Restricted Payment, less (3) the sum of (a) the aggregate amount of all dividends and other distributions paid or declared by the Company on any class of its stock after March 31, 1993, (b) the aggregate principal amount of Restricted Investments made after March 31, 1993, and (c) the excess of the aggregate amount expended, directly or indirectly, after March 31, 1993, for the redemption, purchase, or other acquisition of any shares of its stock and, after September 30, 1994, for the payment of principal of, and the retirement, redemption, purchase or other acquisition of, Subordinated Debt, over the aggregate amount received after March 31, 1993 as the net cash proceeds of the sale of any shares of its stock or issuance of its Subordinated Debt; provided that the sum of $50,000,000 permitted by clause (1) above must first be used and exhausted to make Restricted Payments before any earnings available for Restricted Payments under clause (2) above can be used to make Restricted Payments; provided further, that the sum of $50,000,000 permitted by clause (1) above shall not be reduced by any net losses determined under clause (2) above. In the event that any shares of stock of the Company are issued upon conversion of convertible debentures or notes of the Company (provided such debentures or notes had been sold in whole for cash) the net cash proceeds of the sale of stock so issued shall be deemed to be equal to the net cash proceeds of the sale of the obligations so converted.

         "Consolidated Net Income" shall mean, for any period, the consolidated net income of the Company and its Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles.

         "Consolidated Net Losses" shall mean, for any period, the consolidated net losses of the Company and its Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles.

         "Consolidated Senior Debt" shall mean Senior Debt of the Company and its Subsidiaries which is consolidated in accordance with generally accepted accounting principles.

         "Consolidated Tangible Net Worth" shall mean, at a particular date, all amounts which, in conformity with generally accepted accounting principles, would be included under shareholders' equity on a consolidated balance sheet of the Company and its consolidated Subsidiaries; provided, however, such amounts shall be net of amounts carried on the books of the Company and its consolidated Subsidiaries for all intangibles (including goodwill, trademarks, patents, brand names, unamortized debt discount and expense (net of premium) solely with respect to Debt issued after May 1, 1987, organization or developmental expenses and amounts on the asset side of such balance sheet for capital stock of such corporation), as determined in accordance with generally accepted accounting principles; and provided further, goodwill of up to $25,000,000 arising in connection with the acquisition of the gas compression division of Halliburton Company shall be treated as if it were part of Consolidated Tangible Net Worth.

         "Credit" shall mean the commitment of Lenders to extend the Line of Credit to the Companies pursuant to this Agreement.

         "Credit Facility" shall have the meaning specified in Section 1.1 hereof.

         "Credit Facility Advances" shall have the meaning specified in Section
1.1 hereof.

         "Current Debt" shall mean any obligation for borrowed money (and any notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money) payable on demand or within a period of one year from the date of the creation thereof; provided that any obligation shall be treated as Funded Debt regardless of its term, if such obligation is renewable pursuant to the terms thereof or of a revolving credit or similar agreement effective for more than one year after the date of the creation of such obligation, or may be payable out of the proceeds of a similar obligation pursuant to the terms of such obligation or of any such agreement. Any obligation secured by a Lien on, or payable out of the proceeds of production from, property of the Company or any Subsidiary shall be deemed to be Funded Debt of the Company or such Subsidiary even though such obligation shall not be assumed by the Company or such Subsidiary.

         "Debt" shall mean Funded Debt and/or Current Debt, as the case may be.

         "Default" shall have the meaning specified in the definition of Event of Default hereinafter.

         "Domestic Subsidiary" shall mean any Subsidiary organized under the laws of any State of the United States.

         "Environmental Authority" shall mean any foreign, federal, state, local or regional government that exercises any form of jurisdiction or authority under any Environmental Requirement.

         "Environmental Judgments and Orders" shall mean all judgments, decrees or orders arising from or in any way associated with any Environmental Requirements, whether or not entered upon consent or written agreements with an Environmental Authority or other entity arising from or in any way associated with any Environmental Requirement, whether or not incorporated in a judgment, decree or order.

         "Environmental Liabilities" shall mean any liabilities, whether accrued or contingent, arising from or relating in any way to any Environmental Requirements.

         "Environmental Notices" shall mean any written communication from any Environmental Authority stating possible or alleged noncompliance with or possible or alleged liability under any Environmental Requirement, including without limitation any complaints, citations, demands or requests from any Environmental Authority for correction of any purported violation of any Environmental Requirements or any investigation concerning any purported violation of any Environmental Requirements. Environmental Notices also means
(i) any written communication from any private Person threatening litigation or administrative proceedings against or involving any Company relating to an alleged violation of any Environmental Requirements and (ii) any complaint, petition or similar documents filed by any private Person commencing litigation or administrative proceedings against or involving any Company relating to alleged violation of any Environmental Requirements.

         "Environmental Proceedings" shall mean any judicial or administrative proceedings arising from or in any way associated with any Environmental Requirement.

         "Environmental Releases" shall mean releases (as defined in CERCLA or under any applicable state or local environmental law or regulation) of Hazardous Materials. Environmental Releases do not include releases for which no remediation or reporting is required by applicable Environmental Requirements and which do not present a danger to health, safety or the environment.

         "Environmental Requirements" shall mean any applicable local, state or federal law, rule, regulation, permit, order, decision, determination or requirement relating in any way to Hazardous Materials or to the protection of human health or the environment.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "Event of Default" shall mean any of the events specified in Section 9, provided that there has been satisfied any requirements in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act, and "Default" shall mean any of such events, whether or not any such requirement has been satisfied.

         "Foreign Subsidiary" shall mean any Subsidiary other than a Domestic Subsidiary.

         "Funded Debt" shall mean and include without duplication,

         (a) any obligation payable more than one year from the date of creation thereof, which under generally accepted accounting principles is shown on the balance sheet as a liability (including, without limitation, Capitalized Lease Obligations and excluding reserves for deferred income taxes and for foreign employee service indemnities and other reserves to the extent that such reserves do not constitute an obligation),

         (b) Current Debt which is not repaid in full, and kept repaid, for a period of at least 60 consecutive days during each fiscal year of the debtor thereof,

         (c) amounts equal to the aggregate net rentals (after making allowance for any interest, taxes or other expenses included therein), payable more than one year from the date of the creation thereof under any lease (whether or not such rentals accrue and become payable only on an annual or other periodic basis) which lease (i) constitutes the substantial equivalent of a purchase of the property subject to such lease, (ii) has an initial term materially less than the useful life of such property and provides that the lessee has the option to renew such lease for the remaining useful life of such property at a rental which at the inception of such lease appears to be substantially less than the fair rental value of such property, or (iii) provides an option to the lessee to acquire the property subject to such lease at a price which, at the inception of such lease, appears to be substantially less than the probable fair value of such property at the time or times of permitted acquisition by the lessee,

         (d) indebtedness secured by any Lien existing on property owned subject to such Lien, whether or not the indebtedness secured thereby shall have been assumed,

         (e) guarantees, endorsements (other than endorsements of negotiable instruments for collection in the ordinary course of business) and other contingent liabilities (whether direct or indirect) in connection with the obligations, stock or dividends of any Person,

         (f) obligations under any contract providing for the making of loans, advances or capital contributions to any Person, or for the purchase of any property from any Person, in each case in order to enable such Person primarily to maintain working capital, net worth or any other balance sheet condition or to pay debts, dividends or expenses,

         (g) obligations under any contract for the purchase of materials, supplies or other property if such contract (or any related document) requires that payment for such materials, supplies or other property shall be made regardless of whether or not delivery of such materials, supplies or other property is ever made or tendered,

         (h) obligations under any contract to rent or lease (as lessee) any real or personal property if such contract (or any related document) provides that the obligation to make payments thereunder is absolute and unconditional under conditions not customarily found in commercial leases then in general use or requires that the lessee purchase or otherwise acquire securities or obligations of the lessor,

         (i) obligations under any contract for the sale or use of materials, supplies or other property if such contract (or any related document) requires that payment for such materials, supplies or other property, or the use thereof, shall be subordinated to any indebtedness (of the purchaser or user of such materials, supplies or other property) owed or to be owed to any Person, and

         (j) obligations under any other contract which, in economic effect, is substantially equivalent to a guarantee;

all as determined in accordance with generally accepted accounting principles.

         "Hazardous Materials" includes, without limitation (a) hazardous waste as defined in the Resource Conservation and Recovery Act of 1976, or in any applicable state or local law or regulation, (b) hazardous substances, as defined in CERCLA, or in any applicable state or local law or regulation, (c) gasoline, or any other petroleum product or by-product, (d) toxic substances, as defined in the Toxic Substances Control Act of 1976, or in any applicable state or local law or regulation or (e) insecticides, fungicides, or rodenticides, as defined in the Federal Insecticide, Fungicide, and Rodenticide Act of 1975, or in any applicable state or local law or regulation, as each such Act, statute or regulation may be amended from time to time.

         "Identified Subsidiaries" shall mean each of Tidewater Marine, Inc., Tidewater Compression Service, Inc.; Tidewater Marine Alaska, Inc.; and Zapata Gulf Marine Corporation.

         "Lease Rental Expenses" shall mean lease rentals payable by the Company or any Subsidiary pursuant to any agreements to rent or lease any real or personal property (excluding rentals or leases of data processing equipment and sales offices, rentals treated as Funded Debt and rentals of real property which have been subleased to others by the Company or any Subsidiary for the remaining term of such leases at rents at least equal to those payable by the Company or any Subsidiary).

         "Lenders" shall have the meaning specified in the first introductory paragraph hereof.

         "LIBOR Interest Period" shall have the meaning specified in the definition of LIBO Rate.

         "LIBOR Interest Rate" shall have the meaning defined in the definition of LIBO Rate.

         "LIBO Rate" means during any LIBOR Interest Period for any Tranche, an interest rate per annum equal to the quotient (converted to a percentage) of
(i) the rate per annum as determined by the Administrative Agent at or about 9:00 o'clock A.M. (Central time) (or as soon thereafter as practicable) on the second Business Day prior to the first day of each LIBOR Interest Period, as being the rate at which deposits of United States Dollars are offered to the Administrative Agent in the London inter-bank market by the Reference Banks, at the time of determination and in accordance with the normal practice in such market, for delivery on the first day of such LIBOR Interest Period and for the number of days comprised therein, in amounts equal (as nearly as may be) to the amount of the Tranche as of the first day of such LIBOR Interest Period, divided by (ii) 1.00 minus the LIBOR Reserve Requirement (as defined below), expressed as a decimal, for such LIBOR Interest Period. "LIBOR Reserve Requirement" shall mean for any day during a LIBOR Interest Period for any LIBO Rate Tranche, that percentage which is specified by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, but not limited to, any marginal reserve requirement) for the Lender with respect to liabilities consisting of or including "Eurocurrency liabilities" (as defined in Regulation D of the Board of Governors of the Federal Reserve System) with a maturity equal to such LIBOR Interest Period. In determining the percentage, the Administrative Agent may use any reasonable averaging and attribution methods. "Reference Banks" shall mean the principal London offices of the banks shown on page 16 of the Telerate screen (or such other page as may replace the LIBO page on that service for the
purpose of displaying London interbank offered rates of major banks).   "LIBOR
Interest Period" shall be the period between the Business Day on which the LIBO Rate shall begin and the day on which the LIBO Rate shall end. The duration of each LIBOR Interest Period for a LIBO Rate Advance shall be one month, three months or six months as the Company may select, subject to the following: (i) no LIBOR Interest Period shall extend past the maturity date of either the Line of Credit Notes or the Term Notes; (ii) whenever the last day of any LIBOR Interest Period would otherwise occur on a day other than a Business Day, the last day of such LIBOR Interest Period shall be extended to occur on the next succeeding Business Day, except that if the next succeeding Business Day would occur in the next following calendar month, the last day of such LIBOR Interest Period shall be shortened to occur on the next preceding Business Day; and
(iii) LIBOR Rate Tranches outstanding under each Term Loan may not at any time exceed the aggregate principal amount outstanding on such respective Term Loan.

         "LIBO Rate Advances" shall mean Credit Facility Advances bearing interest at the LIBO Rate plus one and one-half percent (1.50%) or LIBO Rate plus one and one-fourth percent (1.25%), as the case may be.

         "LIBO Rate Tranche" shall mean any part of the principal amount of the Loans that constitutes LIBO Rate Advances for a specific LIBOR Interest Period.

         "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of any financing statement under the Uniform Commercial Code of any jurisdiction) or any other type of preferential arrangement for the purpose of, or having the effect of protecting a creditor against loss or securing the payment or preference of any obligation. "Liens" shall not include unsecured guarantees.

         "Line of Credit" shall have the meaning specified in Section 1.1 hereof.

         "Line of Credit Notes" shall have the meaning specified in Section 2.1 hereof.

         "Loan" shall mean the loans under the Credit Facility (including the Working Capital Term Loan) and the Compression Term Loan.

         "Multiemployer Plan" shall have the meaning specified in Section 5.10.

         "Notes" shall mean the Line of Credit Notes and the Term Notes, collectively, and any and all modifications, amendments, supplements, renewals, rearrangements and/or extensions thereof.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation.

         "Plan" shall have the meaning specified in Section 5.10 hereof.

         "Persons" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

         "Prime Rate" shall mean the rate of interest announced publicly by Chemical Bank, in New York, New York, from time to time as its prime or base rate.

         "Prime Rate Advances" shall mean advances bearing interest at the Prime Rate plus three-eighths of one percent (0.375%).

         "Prime Rate Tranche" shall mean any part of the principal amount of the Loans that constitutes Prime Rate Advances.

         "Pro Forma Interest" shall mean all interest reasonably projected by the Company to be payable by the Company and all Subsidiaries on all Debt over a prescribed period of time.

         "Projected Fixed Charges" shall mean the sum of all scheduled payments of principal (including the Revolving Principal Amount) and interest (including the Revolving Interest Amount) due on all Debt of the Company and its Subsidiaries for the next consecutive 12 months plus all rental payments due for the next consecutive 12 months under all leases on real or personal property, under which the Company or any of its Subsidiaries is the obligor.

         "Properties" means all real property owned, leased or otherwise used or occupied by the Company or any Subsidiary, wherever located.

         "Required Lenders" shall mean Lenders holding at least 60% of the aggregate principal amount of the Notes.

         "Restricted Investments" shall have the meaning set forth in Section 6.10(c).

         "Restricted Payments" shall have the meaning set forth in Section 6.09.

         "Revolving Interest Amount" shall mean, as of the date of calculation, the amount of interest due on a principal amount equal to the average of the aggregate principal amount outstanding during the fiscal quarter ending immediately prior to the date of calculation for the next consecutive 12 months calculated at a per annum rate (weighted based on outstanding principal amount) of interest equal to the average daily interest rate actually accrued on all revolving credit facilities of the Company and its Subsidiaries (including the Credit Facility) during the fiscal quarter ending immediately prior to the date of calculation.

         "Revolving Principal Amount" shall mean, as of the date of calculation, the sum of the amount for each revolving credit facility of the Company or its Subsidiaries (including the Credit Facility) equal to the product of 12 times the amount equal to the quotient obtained by dividing the aggregate principal amount then outstanding under such revolving credit facility by the number of calendar months during the period from the date of such calculation to the final maturity date for the principal amount then outstanding under such revolving credit facility.

         "Senior Debt" shall mean all Funded Debt and Current Debt except Subordinated Debt.

         "Subordinated Debt" shall mean all Funded Debt and Current Debt of the Company which is subordinated to the Credit and the Notes on terms satisfactory to Lenders and which has a final maturity date subsequent to the final maturity date of the Notes.

         "Subsidiary" shall mean any corporation all of the stock of every class of which, except directors' qualifying shares, shall, at the time as of which any determination is being made, be beneficially owned or effectively controlled by the Company, either directly or through Subsidiaries.

         "Term Loans" shall mean the Working Capital Term Loan and the Compression Term Loan, collectively.

         "Term Notes" shall mean the Working Capital Term Notes and the Compression Term Notes, collectively.

         "Third Party" shall mean all lessees, sublessees, licensees and other users of the Properties, excluding those users of the Properties in the ordinary course of the Company's business (consistent with its practices on the date of this Agreement) and on a temporary basis.

         "Tranche" shall mean a part of the Loans that bears interest at a particular rate depending on whether such tranche is a LIBO Rate Tranche or Prime Rate Tranche.

         "Unused Credit Facility Credit" shall have the meaning specified in
Section 1.1 hereof.

         "Working Capital Term Loan" shall have the meaning specified in
Section 1.1 hereof.

         "Working Capital Term Notes" shall have the meaning specified in
Section 2.2 hereof.

         11.2 Financial Terms. Unless otherwise defined or the context otherwise requires, all financial and accounting terms shall be defined under generally accepted accounting principles.

         11.3 Delay. No delay on the part of the Lenders or any holder of the Notes, in the exercise of any power or right shall operate as a waiver thereof, nor shall any single or partial exercise of any power or right preclude other or further exercise thereof, or the exercise of any other power or right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law (except to the extent waived by Section 9.3 hereof).

         11.4 Notices. Any notice or demand which, by any provision of this Agreement, is required or permitted to be given or served by Administrative Agent or Lenders to or on the Companies shall be deemed to have been sufficiently given and served for all purposes (if mailed) three calendar days after being deposited, postage prepaid, in the United States mail, registered or certified mail, or (if delivered by express courier) one calendar day after being delivered to such courier, or (if delivered in person) the same day as delivery, in each case addressed (until another address or addresses are given in writing by the Companies to Administrative Agent or Lenders) as follows:

                 Tidewater Inc.
                 1440 Canal Street
                 New Orleans, Louisiana  70112
                 Attention:  Chief Financial Officer

         With a copy to:

                 Tidewater Inc.
                 1440 Canal Street
                 New Orleans, Louisiana  70112
                 Attention:  Victor I. Koock, Co-General Counsel

         Any notice or demand which, by any provision of this Agreement, is required or permitted to be given or served by the Companies to or on Administrative Agent shall be deemed to have been sufficiently given and served for all purposes (if mailed) three calendar days after being deposited, postage prepaid, in the United States mail, registered or certified mail, or (if delivered by express courier) one calendar day after being delivered to such courier, or (if delivered in person) the same day as delivery, in each case addressed (until another address or addresses are given in writing by Administrative Agent to the Companies) as follows:

                 First National Bank of Commerce
                 210 Baronne Street
                 New Orleans, Louisiana  70112
                 Attention:  Mr. J. Charles Freel, Jr., Vice President

         With a copy to:

                 Philip deV. Claverie, Esq.
                 Phelps Dunbar, L.L.P.
                 Texaco Center - 30th Floor
                 400 Poydras Street
                 New Orleans, Louisiana  70130

         Any notice or demand which, by any provision of this Agreement, is required or permitted to be given or served by the Companies to or on Lenders shall be deemed to have been sufficiently given and served for all purposes (if mailed) three calendar days after being deposited, postage prepaid, in the United States mail, registered or certified mail, or (if delivered by express courier) one calendar day after being delivered to such courier, or (if delivered in person) the same day as delivery, in each case addressed (until another address or addresses are given in writing by Lenders to the Companies) as follows:

                 First National Bank of Commerce
                 210 Baronne Street
                 New Orleans, Louisiana  70112
                 Attention:  Mr. J. Charles Freel, Jr., Vice President

                 AmSouth Bank of Alabama
                 1900 5th Avenue, North
                 Birmingham, Alabama  35203
                 Attention:  Mr. Andrew W. Braswell, Assistant
                                                Vice President

                 The First National Bank of Boston
                 100 Federal Street
                 Boston, Massachusetts  02110
                 Attention:  Transportation Division

                 Whitney National Bank
                 228 St. Charles Street
                 New Orleans, Louisiana  70130
                 Attention:  Mr. Donald J. Zornman, Vice President

                 Hibernia National Bank
                 313 Carondelet Street
                 New Orleans, Louisiana 70130
                 Attention:  Mr. Bruce L. Ross, Vice President

                 Premier Bank National Association
                 Place St. Charles, Suite 1410
                 201 St. Charles Avenue
                 New Orleans, Louisiana 70170
                 Attention:  Mr. Emile J. Dumesnil, Vice President

                 Texas Commerce Bank National Association
                 707 Travis, 5th Floor North
                 Houston, Texas 77002
                 Attention:  Ms. Mona Foch, Vice President

         With a copy to:

                 Philip deV. Claverie, Esq.
                 Phelps Dunbar, L.L.P.
                 Texaco Center - 30th Floor
                 400 Poydras Street
                 New Orleans, Louisiana  70130

         11.5 Costs, Expenses and Taxes. The Companies shall pay on demand the reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the negotiation, preparation, execution and delivery of this Agreement and any amendments thereto or waivers thereof which may be requested by the

Companies, including the reasonable fees and out-of-pocket expenses of legal counsel to Administrative Agent. The Companies shall pay on demand the reasonable out-of-pocket costs and expenses of the Administrative Agent and each of the Lenders in connection with the enforcement of this Agreement and/or the Notes and in connection with any amendments thereto or waivers thereof which may be requested by the Companies during the continuance of, or to avoid, a Default or Event of Default, including any amendments or waivers tantamount to a refinancing, restructuring, or reorganization (whether or not under any Bankruptcy Law). The out-of-pocket costs and expenses referred to in the previous sentence shall include the reasonable fees and out-of-pocket expenses of any legal counsel retained by the Administrative Agent or by any Lender, and the reasonable fees and out-of-pocket expenses of any independent public accountants and other outside experts retained by the Administrative Agent on behalf of the Lenders. The Lenders agree that, with respect to the retention of separate legal counsel for each Lender under such circumstances, each will consider in good faith whether separate legal counsel is reasonably appropriate under the policies of that Lender and, in any event, endeavor to avoid unreasonable duplication of work effort by such legal counsel. The Companies shall pay any and all documentary and other taxes (other than income or gross receipts taxes generally applicable to banks) and shall reimburse, hold harmless, and indemnify the Administrative Agent and each Lender from and against any and all loss, liability, or legal or other expense with respect to or resulting from any delay in paying or failure to pay any tax, cost, expense, fee, or charge or that any of them may suffer or incur by reason of the failure of the Companies to perform any of its obligations under this Agreement or the Notes. Any amount payable to the Administrative Agent or any Lender under this Section shall bear interest from the date of receipt of demand for payment at the Prime Rate plus one percent (1%).

         11.6 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

         11.7 Counterparts. This Agreement may be executed in as many counterparts as may be deemed necessary or convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same instrument.

         11.8 Law. This Agreement and the Notes shall be contracts made under and governed by the laws of the State of Louisiana.

         11.9 Successors. This Agreement shall be binding upon the Companies and Lenders, and their respective successors and assigns, and shall inure to the benefit of the Companies and Lenders, and the successors and assigns of Lenders. The Companies shall not assign their rights or duties hereunder without the consent of Lenders.

         11.10 Singular and Plural. Words used herein in the singular, where the context so permits, shall be deemed to include the plural and vice versa. The definition of words in the singular herein shall apply to such words when used in the plural where the context so permits and vice versa.

         11.11 Amendments. No amendment or waiver of any provision of this Agreement or consent to any departure therefrom by the Companies or Lenders shall be effective unless the same shall be in writing and signed by the Companies, the Administrative Agent and the Required Lenders, provided that, without the written consent of all of the Lenders, no amendment to this Agreement shall change the maturity of any Note, or change the principal of or the rate or time of payment of interest or any premium payable with respect to any Note, or change the principal payment date of any installment of the Term Notes, or increase the Commitments, or release any of the Companies, or affect the time, amount or allocation of any required prepayments, or reduce the proportion of the Required Lenders required with respect to any consent, or change the definition of Required Lenders or amend this Section 11.11. No course of dealing between any of the Companies and the Lenders nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any of the Lenders. In the case of a waiver or consent, such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

         11.12 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes any and all prior agreements with respect to the transactions contemplated hereby, including specifically the Revolving Credit and Term Loan Agreement by and among the Administrative Agent, Lenders, the Company and certain of the Subsidiaries, dated as of February 23, 1994, which is hereby terminated.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.


                                             TIDEWATER INC.


                                             By:________________________________
                                                Name:   Ken C. Tamblyn
                                                Title:  Executive Vice President
                                                          and Chief Financial
                                                          Officer


                                             EASTERN BOAT OPERATORS INC.
                                             GULF FLEET SUPPLY VESSELS, INC.
                                             HILLIARD OIL & GAS, INC.
                                             JACKSON MARINE CORPORATION
                                             JAVA BOAT CORPORATION
                                             MARINE LEASING COMPANY
                                             OFFSHORE EQUIPMENT COMPANY
                                             QUALITY SHIPYARDS, INC.
                                             S.O.P., INC.
                                             SCHOPCO, INC.
                                             SEAFARER BOAT CORPORATION
                                             TIDEWATER COMPRESSION SERVICE, INC.
                                             TIDEWATER ENTERPRISES, INC.
                                             TIDEWATER FLEETS, INC.
                                             TIDEWATER GRAND ISLE, INC.
                                             TIDEWATER MARINE, INC.
                                             TIDEWATER MARINE ALASKA, INC.
                                             TIDEWATER MARINE ATLANTIC, INC.
                                             TIDEWATER MARINE PACIFIC, INC.
                                             TIDEWATER MARINE SERVICE, INC.
                                             TIDEWATER MARINE TOWING, INC.
                                             TIDEWATER MARINE WESTERN, INC.
                                             TIDEWATER NAVIGATORS, INC.
                                             TIDEWATER NW JAVA, INC.
                                             TIDEWATER REALTY, INC.
                                             TIDEWATER RESOURCES, INC.
                                             TIDEWATER SE SUMATRA, INC.
                                             TIDEWATER SERVICES, INC.
                                             TIDEWATER TRADERS, INC.
                                             TIDEWATER VENTURES, INC.
                                             TIDEWATER VESSELS, INC.
                                             TT BOAT CORPORATION
                                             TWENTY GRAND MARINE SERVICE, INC.
                                             TWENTY GRAND OFFSHORE, INC.
                                             ZAPATA GULF MARINE CORPORATION

                                             ZAPATA GULF MARINE OPERATORS, INC.
                                             ZAPATA GULF PACIFIC, INC.


                                             By:________________________________
                                                Name:   Ken C. Tamblyn
                                                Title:  Authorized Officer


                                             FIRST NATIONAL BANK OF COMMERCE,
                                               as Administrative Agent,
                                               Agent and Lender


                                             By:________________________________
                                                Name:   J. Charles Freel, Jr.
                                                Title:  Vice President


                                             THE FIRST NATIONAL BANK OF BOSTON,
                                               as Agent and Lender


                                             By:________________________________
                                                Name:   Daniel O'Connor
                                                Title:  Director


                                             TEXAS COMMERCE BANK NATIONAL
                                               ASSOCIATION, as Agent and Lender


                                             By:________________________________
                                                Name:    Mona Foch
                                                Title:   Vice President


                                             AMSOUTH BANK OF ALABAMA, as Lender


                                             By:________________________________
                                                Name:   Andrew W. Braswell
                                                Title:  Assistant Vice President

                                             WHITNEY NATIONAL BANK, as Lender


                                             By:________________________________
                                                Name:   Donald J. Zornman
                                                Title:  Vice President


                                             HIBERNIA NATIONAL BANK, as Lender


                                             By:________________________________
                                                Name:    Bruce L. Ross
                                                Title:   Vice President


                                             PREMIER BANK NATIONAL ASSOCIATION,
                                               as Lender


                                             By:________________________________
                                                Name:    Emile J. Dumesnil
                                                Title:   Vice President